Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 4, 2019

by and among

PRUDENTIAL FINANCIAL, INC.,

RAIN MERGER SUB, LLC,

ASSURANCE IQ, INC.,

GULLIVER SWENSON, solely for the purposes of Article II and Sections 5.6 and 9.16, as the Shareholder Representative,

and, solely for purposes of Articles III and VIII and Sections 2.1(f), 2.4(b), 2.7, 2.8, 5.3(g), 5.6(e), 5.8, 5.9, 5.11 and 5.12, MICHAEL PAULUS and MICHAEL ROWELL

		Page

ARTICLE I THE MERGER		2

1.1	The Merger	2

1.2	Closing	2

1.3	Effective Time	3

1.4	Effect of the Merger	3

1.5	LLC Agreement of Surviving Company	3

1.6	Directors; Officers	3

ARTICLE II EFFECT OF MERGER ON THE EQUITY SECURITIES OF THE CONSTITUENT ENTITIES; EXCHANGE OF SHARES		3

2.1	Conversion of Membership Interests	3

2.2	Shareholder Representative Expense Amount	9

2.3	Closing Payments and Deliverables	10

2.4	Paying Agent; Letter of Transmittal; Shareholer Payments; Option Holder Payments; Phantom Award Holder Payments; Transaction Bonus Unit Recipient Payments; Withholding; Non-Accredited Investors	10

2.5	Closing of Company Register of Members	14

2.6	Certain Actions in Connection with the Merger	14

2.7	Restricted Securities; Transfer Restrictions	14

2.8	Earn-Out Payment	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS		23

3.1	Organization, Standing and Power	23

3.2	Authorization	23

3.3	Noncontravention	24

3.4	Governmental Approvals	25

3.5	Capitalization	25

3.6	Subsidiaries	27

3.7	Financial Statements; Accounting Controls; Undisclosed Liabilities	28

3.8	Absence of Certain Changes	29

3.9	Legal Proceedings	29

3.10	Compliance With Laws; Permits	29

3.11	Material Contracts	30

3.12	Intellectual Property; Information Technology; Privacy	32

3.13	Employee Benefits Matters	35

3.14	Labor	38

3.15	Tax Matters	39

3.16	Real Property	40

3.17	Insurance	41

i

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of LLC Agreement of Surviving Company

Exhibit B	Form of Phantom Share Cancellation Agreement

Exhibit C	Form of Liquidation Proceeds Agreement

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Transfer Restriction Agreement

Exhibit F	Determination Principles

Exhibit G	Form of Credit Facility Agreement

Exhibit H	Form of Transaction Bonus Unit Agreement

Exhibit I	Business Plan

Exhibit J	Form of Option Cash-out Election and Cancellation Agreement

Exhibit K	Form of Distribution and Liquidation Agreement

Schedules

Schedule 2.8	Earn-Out Related Provisions

Schedule 5.11	Pre-Closing Restructuring

Schedule 8.2	Special Indemnity

Schedule 8.2A	Common Interest

Index of Defined Terms

Adjusted Parent Option	2.1(d)(iii)(A)
Agreement	Preamble
Allocation	5.6(e)(i)
Antitrust Division	5.3(b)
Antitrust Remedies	5.3(c)
Articles of Merger	1.3
Balance Sheet Date	3.7(c)
Bankruptcy and Equity Exception	3.2(a)
Benefit Protection Period	5.5(a)
Burdensome Condition	5.3(c)
Business Licenses	3.10(a)
Cap	8.3(b)
Cash-Out Option	2.1(d)(i)
Chosen Courts	9.10
Closing	1.2
Closing Date	1.2
Closing Option Payment	2.1(b)
Closing Phantom Award Payment	2.1(e)(i)
Common Stock	2.1(b)
Company	Preamble
Company Disclosure Schedule	Article III
Company Intellectual Property	3.12(a)
Company IT Systems	3.12(g)
Company Plan	3.13(a)
Company Subsidiary	3.6(a)
Continuing Employees	5.5(a)
Copyrights	9.17
D&O Indemnitees	5.4(a)
De Minimis Threshold	8.3(a)
Determination Principles	2.8(c)
Distribution and Liquidation Agreement	Recitals
Earn-Out Accounting Firm	2.8(b)
Earn-Out Dispute Notice	2.8(b)
Effective Time	1.3
Electronic Data Room	5.10
Employment Agreement	Recitals
ERISA	3.13(a)
Final Allocation	5.6(e)(ii)
Financial Statements	3.7(a)
Founder	Preamble
FTC	5.3(b)
Independent Accounting Firm	5.6(e)(ii)
Installment Obligation	2.1(f)
Insurance Policies	3.17(a)

IRS	3.13(b)
Lead Generators	3.10(c)
Leased Real Property	3.16(a)
Letter of Transmittal	2.4(b)
Marks	9.17
Material Contracts	3.11(a)
Membership Interests	2.1(a)
Merger	Recitals
Merger Sub	Preamble
New Plans	5.5(c)
Nonvoting Common Stock	2.1(b)
Option Exchange Ratio	2.1(d)
Outbound Calls	3.10(c)
Outside Date	7.1(c)
Parent	Preamble
Parent Award Payment	2.1(e)
Parent Credit Facility	Schedule 2.8
Parent Disclosure Schedule	Article IV
Parent Indemnified Parties	8.2
Parent SEC Documents	3.19
Parent’s Allocation Notice	5.6(e)(ii)
Patents	9.17
Paying Agent	2.4(a)
Paying Agent Agreement	2.4(a)
Per Share Cash Merger Consideration	2.1(b)
Per Share Closing Merger Consideration	2.1(b)
Per Share Stock Merger Consideration	2.1(b)
Phantom Award Holder	2.1(e)(i)
Pre-Closing Restructuring	Recitals
Pre-Closing Tax Period	5.6(d)
Proposed Earn-Out Calculations	2.8(b)(i)
Real Property Leases	3.16(b)
Related Party Agreements	3.19
Releasers	9.1(b)
Representative Losses	9.16(b)
Restrictive Covenant Agreement	Recitals
Retention Bonus Pool	2.8(f)
Retention Bonus Pool Shares	2.8(a)
Rollover Option	2.1(d)(i)
Securities	3.5(c)
Shareholder Approval	Recitals
Shareholder Group	9.14
Shareholder Representative	9.16(a)

v

Shareholder Representative Draft Allocation	5.6(e)(ii)
Shareholder Representative Expenses Amount	2.2
Surviving Company	1.1
Tax Proceedings	5.6(d)
Third-Party Claim	8.5(a)
Total Consideration	2.1(a)

Trade Secrets	9.17
Transaction Bonus Unit Payment	2.1(d)
Transfer Restriction Agreement	2.4(b)
Voting Common Stock	2.1(b)
WARN	3.14(b)
Washington Secretary	1.3
WBCA	Recitals
WLLCA	Recitals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 4, 2019 (this “Agreement”), is made by and among Prudential Financial, Inc., a New Jersey corporation (“Parent”); Rain Merger Sub, LLC, a Washington limited liability company and wholly owned subsidiary of Parent (“Merger Sub”); Assurance IQ, Inc., a Washington corporation (where applicable, including such entity after its conversion into a limited liability company as contemplated by the Pre-Closing Restructuring, the “Company”); solely for the purposes of Article II and Sections 5.6 and 9.16 and solely in his capacity as the Shareholder Representative, Gulliver Swenson, an individual person; and, solely for purposes of Articles III and VIII and Sections 2.1(f), 2.4(b), 2.7, 2.8, 5.3(g), 5.6(e), 5.8, 5.9, 5.11, 5.12, Michael Paulus and Michael Rowell (each, a “Founder”).

RECITALS

WHEREAS, in furtherance of the transactions contemplated by this Agreement, the Founders will effect the pre-closing restructuring steps as set forth in Schedule 5.11 prior to the Closing (the “Pre-Closing Restructuring”), as a result of which (i) New Holdco, a new holding company, will be formed, (ii) each share of common stock of the Company issued and outstanding immediately prior to the Pre-Closing Restructuring will be converted into an identical share of common stock of New Holdco, and (iii) the Company will be converted into a Washington limited liability company and, pursuant to the steps set forth in Schedule 5.11, the Company will become a wholly owned subsidiary of New Holdco.

WHEREAS, following the Pre-Closing Restructuring, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the New Washington Limited Liability Company Act (the “WLLCA”);

WHEREAS, the boards of directors of each of the Company, Parent and Merger Sub have determined (and prior to Closing, the board of directors of New Holdco will determine) that the Merger (and, in the case of the Company, the Pre-Closing Restructuring) is in the best interest of their respective company and shareholders and have declared (and prior to Closing, the board of directors of New Holdco will declare) advisable, approved and adopted (and prior to Closing, the board of directors of New Holdco will approve and adopt to the extent applicable) this Agreement and the transactions contemplated hereby (including the Merger and, in the case of the Company, the Pre-Closing Restructuring), and, in the case of the Company and Merger Sub, have recommended the approval of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and, in the case of the Company, the Pre-Closing Restructuring) by their respective shareholders;

WHEREAS, following the Pre-Closing Restructuring, this Agreement shall constitute a “plan of merger” within the meaning of the WLLCA;

WHEREAS, simultaneously with the execution of this Agreement, each of the Key Employees has entered into an employment agreement (each, an “Employment Agreement”), a restrictive covenant agreement (each, a “Restrictive Covenant Agreement”) and, if such Key

Employee holds Restricted Shares, the Liquidation Proceeds Agreement with Parent, in each case, dated as of the date hereof, to be effective as of (and subject to the occurrence of) the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company will obtain and deliver to Parent a true, correct and complete copy of an irrevocable written consent executed by holders representing the requisite amount of shares of Voting Common Stock and the holders of at least two-thirds (2/3) of the Nonvoting Common Stock, including each of the Key Employees, approving and adopting this Agreement in accordance with the Washington Business Corporation Act (the “WBCA”), the WLLCA and the Company’s organizational documents (the “Shareholder Approval”), which approval is the only approval of the Shareholders necessary to approve and adopt the Merger, this Agreement and the transactions contemplated hereunder (including the Pre-Closing Restructuring); and

WHEREAS, New Holdco will distribute or cause to be distributed the Aggregate Cash Merger Consideration, the Aggregate Stock Merger Consideration and, if and when payable in accordance with Section 2.8, the Earn-Out Amount pursuant to a plan of distribution and liquidation to be adopted by New Holdco on or before the Closing Date substantially in the form attached hereto as Exhibit K (the “Distribution and Liquidation Agreement”).

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WLLCA, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (referred to herein as the “Surviving Company”).

1.2 Closing. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 at 10:00 a.m. New York City time on the fifth (5th) Business Day following the date on which all of the conditions set forth in Article VI are satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) or such other date or time as may be mutually agreed in writing by Parent and the Company; provided that if the date on which the Closing would occur pursuant to the foregoing is within the last five (5) Business Days of a calendar quarter, then the Closing shall take place on the first Business Day of the immediately succeeding calendar quarter; provided, further, that the Closing shall not occur prior to October 1, 2019. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3 Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, the parties shall execute, and Parent, Merger Sub and the Company shall cause to be filed, articles of merger with the Secretary of State of the State of Washington (the “Washington Secretary”) and a plan of merger, as provided in the relevant provisions of the WLLCA (collectively, the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger, or if no time is designated, at the time of filing of the Articles of Merger. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger (or if no time is designated, at the time of filing of the Articles of Merger).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WLLCA.

1.5 LLC Agreement of Surviving Company. The limited liability company agreement of the Surviving Company shall, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, be amended to be in the form of the limited liability company agreement attached as Exhibit A.

1.6 Directors; Officers. Each of the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal. Each of the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company, each to hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

ARTICLE II

EFFECT OF MERGER ON THE EQUITY SECURITIES OF THE CONSTITUENT ENTITIES; EXCHANGE OF SHARES

2.1 Conversion of Membership Interests.

(a) Membership Interests of the Company. Each membership interest of the Company (the “Membership Interests”) held by New Holdco issued and outstanding as of immediately prior to the Effective Time shall at the Effective Time automatically be converted into the right to receive (subject to Section 2.1(f)) (i) an amount equal to the Aggregate Cash Merger Consideration, divided by the total number of Fully-Diluted Common Shares, in cash, without interest, (ii) the Aggregate Stock Merger Consideration, divided by the total number of Fully-Diluted Common Shares and (iii) if and when payable in respect of such Membership Interests in accordance with Section 2.8, the Per Share Earn-Out Value, and thereafter shall no longer be outstanding and shall automatically be canceled, and shall cease to exist after the Effective Time (the “Total Consideration”). Notwithstanding anything to the contrary in this Agreement, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof if New Holdco would otherwise be entitled to a fraction of a share of Parent Common Stock it shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction, multiplied by (y) the Parent Stock VWAP.

(b) Common Shares of New Holdco. Pursuant to the Distribution and Liquidation Agreement, each holder of shares of voting common stock of the Company, no par value (including, after the Company’s conversion into a limited liability company as contemplated by the Pre-Closing Restructuring, the voting common stock of New Holdco, “Voting Common Stock”), and each holder of shares of nonvoting common stock of the Company, no par value (including, after the Company’s conversion into a limited liability company as contemplated by the Pre-Closing Restructuring, the nonvoting common stock of New Holdco, “Nonvoting Common Stock” and, together with the Voting Common Stock, the “Common Stock”), including, for the avoidance of doubt, each holder of unvested Restricted Shares, issued and outstanding as of immediately prior to the Effective Time shall receive a distribution from New Holdco with respect to such shares consisting of such holder’s pro rata share of the Installment Obligation (as defined herein) such that each such holder shall receive from Parent (i) five (5) Business Days following the Closing (A) the Aggregate Cash Merger Consideration, divided by the total number of Fully-Diluted Common Shares, in cash, without interest (the “Per Share Cash Merger Consideration”) and (B) the Aggregate Stock Merger Consideration, divided by the total number of Fully-Diluted Common Shares (the “Per Share Stock Merger Consideration” and, together with the Per Share Cash Merger Consideration, the “Per Share Closing Merger Consideration”) and (ii) if and when payable in respect of such share in accordance with Section 2.8, the Per Share Earn-Out Payment; provided, if at any time during the period between the date hereof and the Closing, in the case of the foregoing clause (i)(B), or, if at any time prior to the date of the payment of the Earn-Out Amount pursuant to Section 2.8, in the case of the foregoing clause (ii), there is a change in the number of issued and outstanding shares of Parent Common Stock, or securities convertible or exchangeable into shares of Parent Common Stock, in each case, as a result of a reclassification, stock split, stock combination, stock dividend or stock distribution, recapitalization, merger, subdivision, extraordinary dividend or distribution, or any rights offering, or other similar transaction, the Per Share Stock Merger Consideration and Per Share Earn-Out Payment, as applicable, shall be equitably adjusted to provide the Shareholders with the same economic effect based on the numbers of shares of Parent Common Stock issued and outstanding prior to such event. Notwithstanding anything to the contrary in this Agreement, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each former holder of Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all such shares of Parent Common Stock that would otherwise be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction, multiplied by (y) the Parent Stock VWAP.

(c) Membership Interests of Merger Sub. Each membership interest of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall automatically be converted into, and be exchanged for, one (1) validly issued, fully paid and non-assessable membership interest of the Surviving Company at the Effective Time.

(d) Treatment of Options and Transaction Bonus Units. For purposes of this Section 2(d), each reference to the number of Common Shares underlying each Option and Transaction Bonus Unit shall be deemed, from and after the Pre-Closing Restructuring, to refer to the equal number of Membership Interests of the Company into which Common Shares of the Company shall have been converted in connection with the Pre-Closing Restructuring.

(i) Generally. At the Effective Time, with respect to each outstanding Option, whether vested or unvested, such Option shall be deemed to be a “Rollover Option” unless, with respect to any Vested Option, the holder thereof elects to receive the Per Share Closing Merger Consideration in respect of such Vested Option and satisfies the Cash-Out Option Conditions not less than five (5) Business Days prior to the Closing Date (any Vested Option as to which such election has been timely made, a “Cash-Out Option”).

(ii) Cash-Out Options. Each Cash-Out Option that is issued and outstanding as of immediately prior to the Effective Time shall automatically, and without further action by the Company, any Option Holder or any other person, be canceled and converted into the right to receive for each Common Share previously subject to the Cash-Out Option:

(A) (1) cash in an amount equal to the excess of the Per Share Cash Merger Consideration over the Exercise Price, and (2) the Per Share Stock Merger Consideration which Per Share Stock Merger Consideration shall be subject to the transfer restrictions set forth in the Transfer Restriction Agreement (the payment under this clause (A), the “Closing Option Payment”); and

(B) if and when payable in respect of such Cash-Out Option in accordance with Section 2.8, the Per Share Earn-Out Payment.

(iii) Rollover Options. Each Rollover Option that is issued and outstanding as of immediately prior to the Effective Time shall automatically, and without further action by the Company, any Option Holder or any other person, be canceled and converted into:

(A) a non-qualified option (an “Adjusted Parent Option”), granted under Parent’s 2016 Omnibus Incentive Plan, as amended, or any successor plan, to purchase the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product of (i) the number of shares of Common Stock subject to such Rollover Option immediately prior to the Effective Time, multiplied by (ii) the Option Exchange Ratio, which Adjusted Parent Option shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Common Stock subject to such Rollover Option immediately prior to the Effective Time, by (y) the Option Exchange Ratio; and

(B) if and when payable in respect of such Rollover Option in accordance with Section 2.8, the Per Share Earn-Out Payment.

For purposes of this Section 2.1(d), the “Option Exchange Ratio” shall equal the quotient (rounded to four decimal places) obtained by dividing (i) the fair market value of the Per Share Closing Merger Consideration (as determined by mutual agreement of Parent and the Company in good faith if such determination occurs prior to the Closing or, if such determination occurs after the Closing, by mutual agreement of Parent and the Chief Executive Officer of the Company in good faith) by (ii) the average of the daily volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (or on the principal exchange on which the shares of Parent Common Stock are then traded) for each of the thirty (30) consecutive days on which the New York Stock Exchange (or such other exchange) is open for trading ending on the Closing Date (in each case, as reported by the New York Stock Exchange or, if unavailable, by another authoritative source) and excluding any day prior to the date of this Agreement (the “Closing Parent VWAP”). Adjusted Parent Options (and rights to a Per Share Earn-Out Payment (if and when payable in accordance with Section 2.8)) issued in respect of Unvested Options shall be subject to the same restrictions and vesting that were applicable to the associated Unvested Options immediately prior to the Effective Time, except that such vesting shall be no more frequently than quarterly (provided that such quarterly vesting schedule shall not result in a delay of any installments that would otherwise have vested monthly). Furthermore, twenty percent (20%) of the shares of Parent Common Stock issuable upon exercise of the Adjusted Parent Options will be subject to the transfer restrictions set forth in the Transfer Restriction Agreement. The Per Share Earn-Out Payment in respect of any Rollover Option that is an Unvested Option shall (if and when payable in accordance with Section 2.8) become payable by Parent promptly (and in any event within thirty (30) days) following (x) the date, if any, that the Per Share Earn-Out Payments are made to the Shareholders in accordance with Section 2.8 or (y) if later, the dates, if any, that such Unvested Option would have become vested under the terms in place for such Unvested Option immediately prior to or at the Effective Time. The Company acknowledges and agrees that no Adjusted Parent Options issued hereunder will qualify as “incentive stock options” within the meaning of Section 422 of the Code.

(iv) Vested Transaction Bonus Units. Each Vested Transaction Bonus Unit that is issued and outstanding as of immediately prior to the Effective Time shall automatically, and without any further action by the Company, any Transaction Bonus Unit Recipient or any other person, be canceled and converted into the right to receive, for each Common Share previously subject to the Vested Transaction Bonus Unit:

(A) (1) cash in an amount equal to the excess of the Per Share Cash Merger Consideration over the Deemed Exercise Price, plus (2) the Per Share Stock Merger Consideration (the payment under clause this (A) in respect of each Transaction Bonus Unit, the “Closing Transaction Bonus Unit Payment”); and

(B) if and when payable in respect of such Vested Transaction Bonus Unit in accordance with Section 2.8, the Per Share Earn-Out Payment.

(v) Unvested Transaction Bonus Units. Each Unvested Transaction Bonus Unit that is issued and outstanding as of immediately prior to the Effective Time shall automatically, and without further action by the Company, any Transaction Bonus Unit Recipient or any other person, be canceled and converted into a Parent Restricted Unit that entitles the holder to receive upon vesting, in accordance with and subject to the terms of this Section 2.1(d)(v):

(A) a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the sum of (1) the Per Share Stock Merger Consideration, and (2) the Per Share Cash Merger Consideration, less the Deemed Exercise Price of such Transaction Bonus Unit, divided by the Parent Stock VWAP; and

(B) if and when payable in respect of each Transaction Bonus Unit that is replaced by such Parent Restricted Units in accordance with Section 2.8, the Per Share Earn-Out Payment (the payment under clause (A) and this clause (B), in respect of each Transaction Bonus Unit, the “Transaction Bonus Unit Payment”).

Such Parent Restricted Units (and any right to receive a Transaction Bonus Unit Payment thereunder) shall be subject to the same restrictions and vesting that were applicable to the associated Transaction Bonus Units immediately prior to the Effective Time, except that such vesting shall be no more frequently than quarterly. Furthermore, twenty percent (20%) of the shares of Parent Common Stock issuable pursuant to Section 2.1(d)(iv)(A) will be subject to the transfer restrictions set forth in the Transfer Restriction Agreement. The Transaction Bonus Unit Payments made pursuant to Section 2.1(d)(iv)(A) shall become payable by Parent promptly (and in any event within thirty (30) days) following the dates, if any, that such Parent Restricted Units become vested under the terms in place for the associated Transaction Bonus Units immediately prior to or at the Effective Time, except that such vesting shall be no more frequently than quarterly. The Transaction Bonus Unit Payments equivalent to the Per Share Earn-Out Payment shall (if and when payable in accordance with Section 2.8) become payable by Parent promptly (and in any event within thirty (30) days) following (x) the date, if any, that the Per Share Earn-Out Payments are made to the Shareholders in accordance with Section 2.8 or (y) if later, the dates, if any, that such Parent Restricted Units become vested under the terms in place for the associated Transaction Bonus Unit Payments immediately prior to or at the Effective Time. No Parent Restricted Unit, or right to any Transaction Bonus Unit Payment thereunder, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) by any person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such person, prior to the distribution to such person of such Transaction Bonus Unit Payment in accordance with this Agreement.

(vi) From and after the Effective Time, the Options shall no longer be exercisable by the former Option Holders thereof for Common Shares, but shall only entitle such Option Holders to the consideration set forth in this Section 2.1(d) and Section 2.3 in respect of the Options held by them.

(e) Treatment of Phantom Awards. For purposes of this Section 2(e), each reference to the number of Common Shares underlying each Phantom Share Award shall be deemed, from and after the Pre-Closing Restructuring, to refer to the equal number of Membership Interests of the Company into which Common Shares of the Company shall have been converted in connection with the Pre-Closing Restructuring.

(i) Vested Phantom Awards. Each Vested Phantom Share Award that is issued and outstanding as of immediately prior to the Effective Time shall entitle any employee or other service provider party to the effective Phantom Share Agreement in respect of such award (“Phantom Award Holder”) to receive for each Common Share subject to the Vested Phantom Share Award:

(A) (1) cash in an amount equal to the excess of the Per Share Cash Merger Consideration over the Phantom Exercise Price, plus (2) the Per Share Stock Merger Consideration which Per Share Stock Merger Consideration shall be subject to the transfer restrictions set forth in the Transfer Restriction Agreement (the payment under clause (A), the “Closing Phantom Award Payment”); and

(B) if and when payable in respect of each Common Share subject to such Vested Phantom Share Award in accordance with Section 2.8, the Per Share Earn-Out Payment.

(ii) Unvested Phantom Share Awards. Each Unvested Phantom Share Award that is issued and outstanding as of immediately prior to the Effective Time shall automatically, and without further action by the Company, any Phantom Award Holder or any other person, be forfeited and canceled. Parent agrees to grant to each holder of a forfeited Unvested Phantom Share who is employed by the Company at the Effective Time and executes and delivers to Parent a Phantom Share Cancellation Agreement in the form attached hereto as Exhibit B the number of Parent Restricted Units set forth across from such holder’s name in Section 2.1(e)(ii) of the Company Disclosure Schedule, with each Parent Restricted Unit entitling the holder to receive upon vesting, in accordance with and subject to the terms of this Section 2.1(e)(ii):

(A) a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the sum of (1) the Per Share Stock Merger Consideration, and (2) the Per Share Cash Merger Consideration, less the Deemed Exercise Price of such Parent Restricted Unit, divided by the Parent Stock VWAP; and

(B) if and when payable in respect of such Parent Restricted Unit in accordance with Section 2.8, the Per Share Earn-Out Payment (in respect of each Unvested Phantom Share Award, the “Parent Award Payment”).

Such Parent Restricted Units (and any right to receive the Parent Award Payment thereunder) shall be subject to the vesting schedule set forth opposite the applicable holder’s name in Section 2.1(e)(ii) of the Company Disclosure Schedule. The portion of each Parent Award Payment described in clause (A) of this Section 2.1(e)(ii) shall become payable by Parent promptly (and in any event within thirty (30) days) following the dates, if any, that the corresponding Parent Restricted Units become vested. The Parent Award Payments equivalent to the Per Share Earn-Out Payment shall (if and when payable in accordance with Section 2.8) become payable by Parent promptly (and in any event within thirty (30) days) following (x) the date, if any, that the Per Share Earn-Out Payments are made to the Shareholders in accordance with Section 2.8 or (y) if later, the dates, if any, that the corresponding Parent Restricted Units become vested. Furthermore, twenty percent (20%) of the shares of Parent Common Stock issuable pursuant to Section 2.1(e)(ii)(A) will be subject to the transfer restrictions set forth in the Transfer Restriction Agreement. No Parent Restricted Unit, or right to any Parent Award Payment thereunder, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such person, prior to the distribution to such person of such Parent Award Payment in accordance with this Agreement.

For the avoidance of doubt, no payment shall be made in respect of any Phantom Share Award with a per share Phantom Exercise Price that exceeds the sum of the Per Share Cash Merger Consideration and the Dollar Value of Per Share Stock Merger Consideration.

(f) Parent shall be obligated to deliver to New Holdco the portion of the Total Consideration consisting of (i) the Per Share Cash Merger Consideration times the number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time and (ii) the Per Share Stock Merger Consideration times the number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time five (5) Business Days after the Closing Date (subject to the final sentence of Section 2.1(b) and the proviso in the penultimate sentence thereof). Parent’s obligation to deliver the amounts described in the immediately foregoing sentence as well as the Per Share Earn-Out Payment, if and when payable in accordance with Section 2.8, times the number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time (the “Installment Obligation”) shall be divisible and transferrable by New Holdco to its shareholders pursuant to the Distribution and Liquidation Agreement.

(g) Further Actions. The Company’s board of directors shall, prior to the Closing, (i) approve the foregoing provisions of this Section 2.1, which approval shall include the items set forth in Section 2.1(g) of the Company Disclosure Schedule and (ii) provide all Company Option holders with any notices required under the Company Stock Plan, so that, following the Effective Time, there shall be no outstanding Company Equity Awards (vested or unvested) or obligations or liabilities to holders of Company Equity Awards, other than payment of the consideration or the grant of Adjusted Parent Options or Parent Restricted Units as set forth in this Article II. The Company shall provide Parent with a reasonable opportunity to review such resolutions and other documents in respect of the actions set forth in this Section 2.1(g) (including in Section 2.1(g) of the Company Disclosure Schedule) reasonably in advance, and shall consider in good faith any comments timely provided by Parent. As soon as practicable following the Closing Date (but in no event more than five (5) Business Days following the Closing Date), Parent shall file or have on file a registration statement on Form S-8 (or any successor form or other appropriate form), with respect to the issuance of the shares of Parent Common Stock subject to the Parent Restricted Units and Adjusted Parent Options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Parent Restricted Units and Adjusted Parent Options remain outstanding.

2.2 Shareholder Representative Expense Amount. Notwithstanding anything to the contrary in the foregoing provisions of this Agreement, on the Closing Date $1,000,000 of the Aggregate Cash Merger Consideration will be deducted from the Aggregate Cash Merger Consideration otherwise to be paid to the Shareholders, and such amount shall be paid by Parent to a bank account designated by the Shareholder Representative (the “Shareholder Representative Expense Amount”). The Shareholder Representative Expense Amount shall be held and used by the Shareholder Representative for its costs and expenses incurred in connection with its services as the Shareholder Representative under this Agreement.

2.3 Closing Payments and Deliverables.

(a) At the Closing, Parent shall make, or cause to be made, the following payments:

(i) to the Paying Agent, by wire transfer of immediately available funds, an amount sufficient to pay the aggregate Per Share Cash Merger Consideration with respect to all Common Shares issued and outstanding as of immediately prior to the Effective Time; and

(ii) to the Paying Agent, evidence of shares in book-entry form (or, at the option of Parent, certificates) representing the shares of Parent Common Stock such holder of Common Stock is entitled to receive pursuant to Section 2.1(b).

(b) At the Closing, at the direction and on behalf of New Holdco, Parent shall make, or cause to be made, the following payments by wire transfer of immediately available funds:

(i) to the Surviving Company, for the benefit of the Option Holders, an amount sufficient to pay the cash portion of all Closing Option Payments owed to Option Holders pursuant to Section 2.1(d);

(ii) to the Surviving Company, for the benefit of the Phantom Award Holders, an amount sufficient to pay the cash portion of all Closing Phantom Award Payments owed to Phantom Award Holders pursuant to Section 2.1(e);

(iii) to the Surviving Company, for the benefit of the Transaction Bonus Unit Recipients, an amount sufficient to pay the cash portion of all Closing Transaction Bonus Unit Payments owed to Transaction Bonus Unit Recipients pursuant to Section 2.1(e);

(iv) to the Shareholder Representative, the Shareholder Representative Expense Amount; and

(v) on behalf of the Surviving Company, Transaction Related Expenses to the extent payable at the Closing, to such persons as they are owed by wire transfer of immediately available funds to accounts designated by the Company at least two (2) Business Days prior to the Closing Date.

2.4 Paying Agent; Letter of Transmittal; Shareholer Payments; Option Holder Payments; Phantom Award Holder Payments; Transaction Bonus Unit Recipient Payments; Withholding; Non-Accredited Investors.

(a) Paying Agent. Prior to the Effective Time, Parent, the Company (on behalf of New Holdco) and the Shareholder Representative shall enter into an agreement (the “Paying Agent Agreement”) in form and substance reasonably acceptable to Parent, the

Shareholder Representative and the Company (on behalf of New Holdco) with a bank or trust company that is reasonably satisfactory to Parent and the Company (on behalf of New Holdco) to act as paying agent (the “Paying Agent”) for the purpose of receiving and disbursing the Per Share Cash Merger Consideration and distributing evidence of shares in book-entry form (or at the option of Parent, certificates) representing the Per Share Closing Merger Consideration to which holders of Common Shares are entitled pursuant to this Agreement and the Distribution and Liquidation Agreement; provided that following the completion of the Pre-Closing Restructuring and prior to Closing, the Company shall assign its rights, obligations and responsibilities under the agreement with the Paying Agent to New Holdco, and New Holdco shall assume all such rights, obligations and responsibilities. At or prior to the Effective Time, the Company (on behalf of New Holdco) or New Holdco shall deliver or cause to be delivered to the Paying Agent a complete and correct list of all holders of Common Shares and persons entitled to, and the quantity to which such persons are entitled of, the Per Share Closing Merger Consideration pursuant to this Agreement and the Distribution and Liquidation Agreement, and Parent shall have no obligation to verify and shall not be liable to any person with respect to the accuracy of such list or with respect to any disbursements or distributions made by the Paying Agent pursuant to such list. Any fees and other amounts payable to the Paying Agent pursuant to the Paying Agent Agreement shall be split equally between the Shareholder Representative and Parent (and, for the avoidance of doubt, that the Shareholder Representative shall not be personally liable, under any circumstance, for the payment of the Shareholder Representative’s portion of such fees or other amounts).

(b) Letter of Transmittal. Parent and the Company shall deliver (or cause the Paying Agent to deliver), as promptly as practicable after the date hereof, to each Equity Holder a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”) and a Transfer Restriction Agreement in the form attached hereto as Exhibit E (the “Transfer Restriction Agreement”) and shall request that each Equity Holder complete and execute the Letter of Transmittal and the Transfer Restriction Agreement. The Company and the Founders shall use reasonable efforts to cause each Equity Holder to promptly return (i) a duly executed and completed the Letter of Transmittal to the Paying Agent (in the case of any Shareholder) and to Parent or the Company (in the case of any other Equity Holder) and (ii) to the Parent (in the case of all Equity Holders) a duly executed counterpart to the Transfer Restriction Agreement, in each case on or before the third (3rd) Business Day prior to Closing.

(c) Shareholder Payments. Upon delivery of a duly executed and completed Letter of Transmittal by a Shareholder to the Paying Agent and completion of such customary applicable procedures by such person and other customary documents as the Paying Agent, New Holdco or Parent shall reasonably require, including executing a counterpart to the Transfer Restriction Agreement, subject to the other provisions of this Section 2.3, the following procedures shall apply:

(i) Payment and Deliveries Five (5) Business Days After the Closing Date If each of the Letter of Transmittal and the executed counterpart to the Transfer Restriction Agreement is delivered to the Paying Agent on or before the third (3rd) Business Day preceding the Effective Time, the Paying Agent shall deliver or cause to be delivered to such person five (5) Business Days following the Closing Date, (A) by wire transfer of immediately available funds, an amount equal to the aggregate Per Share Cash Merger Consideration with respect to all

Common Shares held by such person that are issued and outstanding as of immediately prior to the Effective Time and (B) in the manner described in the Letter of Transmittal, evidence of shares in book-entry form (or, at the option of Parent, certificates) representing the shares of Parent Common Stock that such person is entitled to receive pursuant to Section 2.1(b) in respect of all Common Shares held by such person that are issued and outstanding as of immediately prior to the Effective Time.

(ii) Payment and Deliveries Later than Five (5) Business Days After the Closing Date. If the Letter of Transmittal is delivered to the Paying Agent or the executed counterpart to the Transfer Restriction Agreement is delivered to Parent after the third (3rd) Business Day preceding the Effective Time, the Paying Agent shall deliver or cause to be delivered to such Shareholder within three (3) Business Days after its receipt of such Letter of Transmittal (but in any event no earlier than five (5) Business Days following the Closing Date), (A) by wire transfer of immediately available funds, an amount equal to the aggregate Per Share Cash Merger Consideration with respect to all Common Shares held by such person that is issued and outstanding as of immediately prior to the Effective Time and (B) in the manner described in the Letter of Transmittal, evidence of shares in book-entry form (or, at the option of Parent, certificates) representing the shares of Parent Common Stock such person is entitled to receive pursuant to Section 2.1(b) in respect of all Common Shares held by such person that is issued and outstanding as of immediately prior to the Effective Time.

(d) Option Holder Payments. Parent shall cause the Surviving Company to pay, via payroll payment to each holder of Cash-Out Options, an amount equal to the aggregate of the cash portion of the Cash-Out Option Payments corresponding to the Cash-Out Options held by such Option Holder and shall issue Parent Common Stock in book-entry form (or, at the option of Parent, certificates) in an amount equal to the aggregate of the stock portion of the Cash-Out Option Payments corresponding to the Cash-Out Options held by such Option Holder as soon as practicable after the Effective Time (but in no event later than the first regular payroll date that is at least three (3) Business Days after the Closing Date).

(e) Phantom Award Holder Payments. Parent shall cause the Surviving Company to pay, via payroll payment and through the issuance of Parent Common Stock to each Phantom Award Holder in respect of his or her Vested Phantom Share Awards, an amount equal to the cash portion of the Closing Phantom Award Payment corresponding to such Phantom Award Holder’s Vested Phantom Share Awards and shall issue Parent Common Stock in book-entry form (or, at the option of Parent, certificates) in an amount equal to the aggregate of the stock portion of the Closing Phantom Award Payment corresponding to such Phantom Award Holder’s Vested Phantom Share Awards as soon as practicable after the Effective Time (but in no event later than the first regular payroll date that is at least three (3) Business Days after the Closing Date).

(f) Transaction Bonus Unit Recipient Payments. Parent shall cause the Surviving Company to pay, via payroll payment and through the issuance of Parent Common Stock to each Transaction Bonus Unit Recipient in respect of the portion of his or her Vested Transaction Bonus Units, an amount equal to the cash portion of the Closing Transaction Bonus Payment corresponding to such Transaction Bonus Unit Recipient’s Vested Transaction Bonus Units and shall issue Parent Common Stock in book-entry form (or, at the option of Parent, certificates) in an amount equal to the aggregate of the stock portion of the Closing Transaction Bonus Unit Payment corresponding to such Transaction Bonus Unit Recipient’s Vested Transaction Bonus Units as soon as practicable after the Effective Time (but in no event later than the first regular payroll date that is at least three (3) Business Days after the Closing Date).

(g) Withholding Taxes. Parent, the Surviving Company, the Paying Agent and any applicable withholding agent shall be entitled to deduct or withhold from any amounts payable pursuant to this Agreement or the Distribution and Liquidation Agreement to any holder or former holder of Common Shares, Restricted Shares, Options, Transaction Bonus Units or in respect of payments to a party to a Phantom Share Agreement or Transaction Bonus Unit Recipient such amounts as Parent, the Surviving Company, the Paying Agent or such other withholding agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent or any applicable withholding agent and paid over to the proper Governmental Entity pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement and the Distribution and Liquidation Agreement as having been paid to the holder of Common Shares, Restricted Shares or Options or the party to a Phantom Share Agreement or the Transaction Bonus Unit Recipient in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or the applicable withholding agent, as the case may be. Prior to deducting or withholding any amounts from the Per Share Closing Merger Consideration otherwise payable with respect to the Common Shares, Parent or the Surviving Company shall, and shall use commercially reasonable efforts to cause the Paying Agent to, give reasonable advance notice of any such anticipated deduction or withholding (together with the legal basis therefor) to the Shareholder Representative and sufficient opportunity to provide (or cause to be provided) any applicable certificates or other documentary evidence or take such other steps in order to avoid or reduce such withholding or deduction and shall reasonably cooperate with the Shareholder Representative, in good faith, to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 2.4(g); provided that Parent, the Company and the Paying Agent shall have been timely furnished with a duly completed and executed IRS Form W-9 in respect of each Shareholder and any other documents prescribed by applicable Tax Law properly verifying that the payment is exempt from withholding.

(h) Non-Accredited Investors. Notwithstanding anything to the contrary in this Agreement, no Parent Common Stock that, but for this Section 2.4(h), would have become issuable pursuant to Section 2.1(a), 2.1(b), or 2.1(d)(ii) or Section 2.8 to any Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, or Option Holder may be issued to more than thirty-five (35) persons who are not Confirmed Accredited Investors unless such shares have been registered on a registration statement on Form S-8 or other appropriate form. Each such person who is not a Confirmed Accredited Investor shall have, either alone or with the Shareholder Representative (in his capacity as “the purchaser representative” (as defined in Rule 501(i) of Regulation D under the Securities Act)), such knowledge and experience in business and financial matters that such person is capable of evaluating the merits of the risks of the Parent Common Stock. To the extent any Parent Common Stock that has not been registered would be issuable to more than thirty-five (35) persons who are not Confirmed Accredited Investors, Parent Common Stock otherwise issuable to an Option Holder, Phantom Award Holder or Transaction Bonus Unit Recipient in respect of such Option Holder’s Options, such Phantom Award Holder’s Phantom Share Awards or such Transaction Bonus Unit Recipient’s Transaction Bonus Units may, in Parent’s sole discretion, be replaced by an amount of cash in lieu of Parent Common Stock on the basis described in the following sentence if such Option Holder, Phantom Award Holder or Transaction Bonus Unit Recipient is not a Confirmed Accredited Investor. In such case, the amount of cash delivered in lieu of the Parent Common Stock shall be determined by multiplying the number of shares of Parent Common Stock that would have been issued to such Option Holder, Phantom Award Holder or Transaction Bonus Unit Recipient by the Parent Stock VWAP.

2.5 Closing of Company Register of Members. At the Effective Time, the Company’s and New Holdco’s registers of members shall be closed and no transfer of Common Shares shall thereafter be made (except, for the avoidance of doubt, pursuant to the Distribution and Liquidation Agreement).

2.6 Certain Actions in Connection with the Merger.

(a) Unclaimed Merger Consideration. Any amounts delivered to the Paying Agent pursuant to Section 2.3(a) that remain unclaimed by eligible Shareholders one (1) year after the Closing Date will be returned to the Surviving Company, and any Shareholder entitled to receive the Per Share Closing Merger Consideration who has not theretofore received payment of such consideration in accordance with the Distribution and Liquidation Agreement shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of any Per Share Closing Merger Consideration that may be payable upon surrender of any Common Shares held by such holder, as determined pursuant to this Agreement, as a general creditor and without any interest thereon.

(b) No Liability. None of the Company, the Surviving Company, Parent, any Affiliates of the foregoing or any other person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.7 Restricted Securities; Transfer Restrictions.

(a) The parties acknowledge and agree that the Parent Common Stock payable as part of the Per Share Stock Merger Consideration and the Per Share Earn-Out Payment pursuant to this Agreement and the Distribution and Liquidation Agreement will not be registered under the Securities Act or under any state securities laws and is being offered and sold in reliance upon federal and state exemptions from registration for transactions not involving any public offering. Each certificate representing Parent Common Stock (if such shares are certificated) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.

(b) In the event that the Parent Common Stock payable as part of the Per Share Stock Merger Consideration and the Per Share Earn-Out Payment pursuant to this Agreement and the Distribution and Liquidation Agreement (i) becomes registered under the Securities Act or (ii) is eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act, Parent shall issue new certificates or other instruments representing such shares, which shall not contain the legend in Section 2.7(a) and shall instruct its transfer agent to make any necessary notations in the share register book of Parent to reflect the removal of such legend; provided that such stockholder surrenders to Parent or its transfer agent the previously issued certificates or other instruments, if any (or provides an affidavit of loss reasonably satisfactory to Parent), together, in the case of clause (ii) of this paragraph, with any customary representation letter or, if such stockholder is not relying on Rule 144, an opinion of counsel, regarding such person’s eligibility to sell under Rule 144 or such other exemption, in each case, if reasonably requested by Parent.

(c) The parties acknowledge and agree that the Parent Common Stock payable to each Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holder, Transaction Bonus Award Recipient and Phantom Award Holder as part of the Per Share Stock Merger Consideration pursuant to this Agreement (and, if applicable, the Distribution and Liquidation Agreement) is subject to the Transfer Restrictions from the Closing until the end of the day that is the third anniversary of the Closing Date.

(d) The parties acknowledge and agree that two-thirds of the Parent Common Stock payable to each Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, as part of the Per Share Earn-Out Payment pursuant to this Agreement and the Distribution and Liquidation Agreement is subject to the Transfer Restrictions from the date of issuance of such Parent Common stock until (i) the end of the day that is six (6) months following the date of issuance of such Parent Common Stock with respect to one-third of such Parent Common Stock and (ii) the end of the day that is three (3) months following the date of issuance of such Parent Common Stock with respect to one-third of such Parent Common Stock. For the avoidance of doubt, the Transfer Restrictions shall not apply to one-third of the Parent Common Stock paid as part of the Per Share Earn-Out Payment to each Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares.

(e) The parties authorize Parent to cause its transfer agent for the Parent Common Stock and the broker used by Parent to administer its equity compensation programs, if applicable, to, in accordance with the terms and conditions of this Agreement, decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Parent Common Stock. The parties further acknowledge that each certificate, instrument or book entry representing Parent Common Stock shall be notated with a legend in substantially the form set forth below:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN MERGER AGREEMENT AND TRANSFER RESTRICTION AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Upon termination of the Transfer Restrictions, Parent shall issue new certificates or other instruments representing such shares, which shall not contain the legend in this Section 2.7(e) and shall instruct its transfer agent to make any necessary notations in the share register book of Parent to reflect the removal of such legend; provided that such stockholder surrenders to Parent or its transfer agent the previously issued certificates or other instruments, if any (or provides an affidavit of loss reasonably satisfactory to Parent).

(f) The Company shall notify each Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holder, Transaction Bonus Award Recipient and Phantom Award Holder of the foregoing restrictions prior to Closing.

(g) To the extent the foregoing provisions of this Section 2.7 and the Transfer Restriction Agreement conflict, the Transfer Restriction Agreement shall control for any Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holder, Transaction Bonus Award Recipient and Phantom Award Holder who has executed and delivered a Transfer Restriction Agreement.

(h) The parties acknowledge and agree that any attempted transfer in violation of this Section 2.7 shall be null and void ab initio.

2.8 Earn-Out Payment.

(a) Earn-Out Payment. Following the Closing, on the earlier of (x) a date within ten (10) Business Days after the date on which the Earn-Out Amount is finally determined pursuant to Section 2.8(b) and (y) the occurrence of an Acceleration Event, Parent shall deliver, or cause to be delivered, (i) to (A) each former Shareholder in respect of each Common Share issued and outstanding as of immediately prior to the Effective Time held by such Shareholder (excluding any Restricted Share that was unvested immediately prior to the Effective Time and that, had it remained outstanding after the Effective Time, would have been forfeited by its terms prior to the end of the Earn-Out Period), (B) each former holder of Vested Options in respect of each Common Share previously subject to such Vested Option held by such holder, (C) each former holder of Vested Phantom Share Awards for each Common Share subject to such Vested Phantom Share Award held by such holder and (D) each holder of a Parent Restricted Unit or Adjusted Parent Option that has vested following the Closing and on or before settlement of the Earn-Out Amount pursuant to this Section 2.8(a), or subject to the penultimate sentence of this Section 2.8(a), that may become vested after such settlement, in respect of each Common Share underlying the Unvested Option or Unvested Phantom Share Award or each Transaction Bonus Unit, as applicable, to which such Parent Restricted Unit or Adjusted Parent Option relates (in the case of clauses (A), (B), (C) and (D), other than a Bad Recipient or a Bad Leaver), the Per Share Earn-Out Payment and (ii) to participants in the Retention Bonus Pool, the Retention Bonus Pool Amount, which shall be paid to each participant (A) 25% (or 0%, in the case of any Retention Bonus Pool participant who is subject to taxation in Canada as a resident of Canada) in the form of cash (the “Retention Bonus Pool Cash”) and (B) 75% (or 100%, in the case of any Retention Bonus Pool participant who is subject to taxation in Canada as a resident of Canada) of which shall be paid in an aggregate number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of 75% (or 100%, in the case of any Retention Bonus Pool Participant who is subject to taxation in Canada as a resident of Canada) of the participant’s allocated share of the Retention Bonus Pool Amount divided by the Parent Stock VWAP (the “Retention Bonus Pool Shares”); provided, that the sum of the aggregate amounts payable to all Retention Bonus Pool participants pursuant to clauses (A) and (B) shall equal the Retention Bonus Pool Amount, with the allocation to each participant determined in accordance with the terms of the Retention Bonus Pool. No Earn-Out Amount shall be delivered with respect to a Parent Restricted Unit or an Adjusted Parent Option that is not vested on the date the Earn-Out Amount is otherwise settled pursuant to this Section 2.8(a) and any Earn-Out Amount that is not so delivered shall be set aside by Parent and delivered to such holder promptly (and in any event within thirty (30) days) following the dates, if any, that such Parent Restricted Unit or Adjusted Parent Option becomes vested, except that such vesting shall be no more frequently than quarterly (provided that such quarterly vesting schedule shall not result in a delay of any installments that would otherwise vest monthly). All shares of Parent Common Stock received in accordance with the foregoing provisions by former Shareholders shall be subject to the Transfer Restriction Agreement.

(b) Determination of Earn-Out Payment.

(i) As soon as practicable, but no later than thirty (30) days after the end of each Fiscal Year, Parent shall prepare and deliver to the Shareholder Representative (A) a statement setting forth a calculation of Variable Profits for such Fiscal Year, which calculation shall be determined in accordance with the Determination Principles and (B) in the case of the Fiscal Year ended December 31, 2022, the calculation of the Earn-Out Amount, if any (such calculations, collectively, the “Proposed Earn-Out Calculations”); provided that, if, at the time the Proposed Earn-Out Calculations would otherwise be due in accordance with the foregoing, there is an unresolved dispute in connection with subsection 2.8(d)(iv) of Schedule 2.8, the due date for the Proposed Earn-Out Calculations shall be extended to the date that is thirty (30) days after the final resolution of such dispute; provided, further, that any portion of the Proposed Earn-Out Calculations that is not subject to such dispute (if any) shall be paid without regard to the preceding proviso. Parent shall promptly make available to the Shareholder Representative supporting materials with respect to the Proposed Earn-Out Calculations as the Shareholder Representative may reasonably request and shall discuss the Proposed Earn-Out Calculations in good faith.

(ii) Earn-Out Calculations.

(A) If the Shareholder Representative does not give written notice of any dispute (an “Earn-Out Dispute Notice”) to Parent within thirty (30) days of receiving the Proposed Earn-Out Calculations, together with reasonably detailed supporting information, the Proposed Earn-Out Calculations shall be deemed to set forth the final Variable Profits for the applicable Fiscal Year and, in the case of the Fiscal Year ended December 31, 2022, the Earn-Out Amount, if any. Prior to the end of such thirty (30) day period, the Shareholder Representative may accept the applicable Proposed Earn-Out Calculations by delivering written notice to that effect to Parent, in which case the Proposed Earn-Out Calculations shall be deemed to set forth final Variable Profits for the applicable Fiscal Year and, in the case of the Fiscal Year ended December 31, 2022, the Earn-Out Amount, if any. Any Earn-Out Dispute Notice shall set forth the Shareholder Representative’s proposed calculations of Variable Profits for the applicable Fiscal Year and, in the case of the Fiscal Year ended December 31, 2022, the Earn-Out Amount.

(B) If the Shareholder Representative delivers an Earn-Out Dispute Notice with respect to the Proposed Earn-Out Calculations within thirty (30) days of receiving such Proposed Earn-Out Calculations, Parent and the Shareholder Representative shall seek in good faith to resolve all such disputes during the thirty (30) day period commencing on the date Parent receives the Earn-Out Dispute Notice from the Shareholder Representative. During such thirty (30) day period, the Shareholder Representative shall promptly make available to Parent such additional supporting materials with respect to the Shareholder Representative’s proposed calculations as Parent or its Representatives may reasonably request. If all disputes are resolved during such thirty (30) day period, Parent shall (if necessary) promptly, and in any event no more than ten (10) Business Days after such resolution, revise and redeliver the calculations of Variable Profits and, if applicable, the Earn-Out Amount that are consistent with the resolution of such dispute, which calculations shall set forth the final Variable Profits for the applicable Fiscal Year and, if applicable, the final Earn-Out Amount.

(C) For each of the Fiscal Years ended December 31, 2020 and December 31, 2021, if the Shareholder Representative and Parent do not agree upon a final resolution with respect to the amount of the Variable Profits within such thirty (30) day period, then (1) if the Shareholder Representative’s proposed calculation of Variable Profits is greater or less than Parent’s calculation of Variable Profits by more than ten percent (10%) of Parent’s calculation of Variable Profits, then each of Parent and the Shareholder Representative shall promptly (and in any event no more than ten (10) Business Days after referral of the matter to the Earn-Out Accounting Firm) submit in writing on a confidential basis and without sharing the same with one another their respective final proposals with respect to Variable Profits for the applicable Fiscal Year to the Independent Accounting Firm, or if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Parent and the Shareholder Representative (in either case, the “Earn-Out Accounting Firm”) and (2) if the Shareholder Representative’s proposed calculation of Variable Profits is greater or less than Parent’s calculation of Variable Profits by less than or equal to ten percent (10%) of Parent’s calculation of Variable Profits, the dispute shall be submitted to and resolved by the Earn-Out Accounting Firm after the end of Earn-Out Period.

(D) For the Fiscal Year ended December 31, 2022, if the Shareholder Representative and Parent do not agree on the Variable Profits for such Fiscal Year or the Earn-Out Amount or have not agreed on the Variable Profits for any prior Fiscal Year, then each of Parent and the Shareholder Representative shall promptly (and in any event no more than ten (10) Business Days after referral of the matter to the Earn-Out Accounting Firm) submit in writing on a confidential basis and without sharing the same with one another their respective final proposals with respect to Variable Profits for any Fiscal Years in dispute and the Earn-Out Amount to the Earn-Out Accounting Firm.

(iii) Dispute Resolution. Each of Parent, on the one hand, and the Shareholder Representative, on the other, shall promptly (and in any event no more than ten (10) Business Days after referral of the matter to the Earn-Out Accounting Firm) provide to the Earn-Out Accounting Firm in writing on a confidential basis and without sharing the same with one another their assertions and details with respect to their proposals with respect to the components of Variable Profits for any Fiscal Years in dispute and the Earn-Out Amount. Following submission of same to the Earn-Out Accounting Firm, neither Parent nor the Shareholder Representative shall be permitted to change its final proposals with respect to any disputed components of Variable Profits for the applicable Fiscal Year(s) and the Earn-Out Amount. Promptly following receipt of both proposals with respect to any disputed components of Variable Profits for the applicable Fiscal Year(s) and the Earn-Out Amount and such assertions and details, Parent and the Shareholder Representative shall direct the Earn-Out Accounting Firm to provide a copy of same to the other party. The Earn-Out Accounting Firm shall be requested to render a determination of the dispute within thirty (30) days after referral of the matter to the Earn-Out Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. Each of Parent, on the one hand, and the Shareholder Representative, on the other, shall use its commercially reasonable efforts to furnish the Earn-Out Accounting Firm such work papers and other documents and information pertaining to the dispute as the Earn-Out Accounting Firm may reasonably request. Copies of any such furnished materials shall be provided to the other party concurrently with their being provided to the Earn-Out Accounting Firm. No party shall engage in any ex parte communications with the Earn-Out Accounting Firm. In resolving the disputed items, the Earn-Out Accounting Firm (A) shall be bound by the provisions of this Section 2.8, the Determination Principles and the other terms of this Agreement, (B) shall only accept either Parent’s or the Shareholder Representative’s proposal with respect to the components of Variable Profits for all Fiscal Years in dispute (e.g., if Total Revenues for the Fiscal Years ended December 31, 2020 and December 31, 2022 are in dispute, then the Earn-Out Accounting Firm shall select the sum of the Total Revenues for each such Fiscal Year proposed by either Parent or the Shareholder Representative) and (C) shall limit its decision to the matters in dispute and to only those adjustments to the Earn-Out Amount that are necessary to give effect to the terms of this Agreement. Such determination of the Earn-Out Accounting Firm shall be conclusive and binding upon the parties, absent manifest error. The applicable Proposed Earn-Out Calculations shall be revised as appropriate to reflect the resolution of any dispute with respect thereto pursuant to this Section 2.8(b)(iii) and, as so revised, such Proposed Earn-Out Calculations shall be deemed to set forth the final Variable Profits (and components thereof) and, if applicable, the Earn-Out Amount, if any. All fees and expenses of the Earn-Out Accounting Firm relating to the work, if any, to be performed by the Earn-Out Accounting Firm hereunder shall be shared equally between Parent and the Shareholder Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Earn-Out Accounting Firm shall be borne by the party incurring such cost and expense.

(c) Determination Principles. Variable Profits shall be determined in accordance with Exhibit F (the “Determination Principles”).

(d) Post Closing Operation of the Surviving Company; Losses. The provisions of subsection 2.8(d) of Schedule 2.8 shall apply following the Closing.

(e) The parties intend that the Merger will be treated as an acquisition by Parent of all of the assets and liabilities of the Company in exchange for an installment obligation of Parent, and that each payment to any former Shareholder (including for the avoidance of doubt any former holder of Restricted Shares) under such obligation (including the payment of the Per Share Closing Merger Consideration and the Per Share Earn-Out Payment described in Section 2.8(a)(i)(A)) will be treated as payment for such former Shareholder’s Common Shares pursuant to Section 453(h)(1)(A) of the Code, in each case for U.S. federal and applicable state and local income tax purposes. The parties shall report the Merger and any payments pursuant to the Installment Obligation consistently with such treatment on all applicable Tax Returns, except as otherwise required by Law.

(f) Retention Bonus Pool. Following the Closing Date, the Surviving Company shall establish a retention bonus pool (the “Retention Bonus Pool”) to apportion the Retention Bonus Pool Amount to employees of the Surviving Company and its subsidiaries as determined by the senior management of the Surviving Company in its reasonable discretion and after good faith consultation with Parent and subject to such other terms as and conditions as mutually reasonably agreed by the senior management of the Surviving Company and Parent; provided that the portion of the Retention Bonus Pool Amount payable to any participant in the Retention Bonus Pool who becomes a Bad Leaver shall not be issued to such participant and shall instead be reallocated as determined by the senior management of the Surviving Company in its reasonable discretion and after good faith consultation with Parent.

(g) International Operations. If (x) after good faith consultation with Parent, the Surviving Company determines that its business shall incorporate the distribution of insurance products contemplated by the Business Plan (excluding underwriting or manufacturing of such products) in any Permitted Expansion Country and otherwise in compliance with the other terms of subsection 2.8(d)(ii)(A) and (B) of Schedule 2.8 prior to the end of the Earn-Out Period or (y) solely with Parent’s prior written approval, the Surviving Company determines that its business shall incorporate the distribution of insurance products in any country other than the United States or any Permitted Expansion Country prior to the end of the Earn-Out Period, then Parent and the Shareholder Representative shall seek in good faith to agree on equitable and appropriate adjustments to the Earn-Out Amount and the other terms of this Section 2.8, including by providing that (i) net revenues arising from such expanded operations (calculated in accordance with the Determination Principles and otherwise consistently with the other net revenues included in Total Revenues) shall be included in Total Revenues and (ii) any start-up costs incurred by the Surviving Company, but not by Parent, shall reduce Variable Profits.

(h) Competing Platforms. The provisions of subsection 2.8(h) of Schedule 2.8 shall apply following the Closing.

(i) Coordination.

(i) If the Shareholder Representative or (unless he has become a Bad Recipient) either of the Founders believes in good faith that any action or omission by

Parent constitutes a material breach of Parent’s obligations under any of clauses (A) through (I) of subsection 2.8(d)(i) of Schedule 2.8, the Shareholder Representative shall notify Parent in writing of such belief within thirty (30) days of the Shareholder Representative or applicable Founder (as the case may be) first becoming aware of such underlying action or omission. In the event the Shareholder Representative delivers such a notice within such thirty (30) day period, Parent and the Shareholder Representative (in its capacity as such and on behalf of the Founders) shall discuss in good faith the concerns raised by the Shareholder Representative or applicable Founder (as the case may be). If Parent agrees to (and does) cease such action or omission or if such discussion otherwise results in a mutually satisfactory cure, the Shareholder Representative (in its capacity as such and on behalf of the Founders) shall deliver a written notice to Parent evidencing its agreement that such action or omission, taking into account such agreement or cure, does not constitute (and shall be deemed not to have constituted) a breach of this Agreement. No failure to give the notice referred to in the first sentence of this paragraph shall relieve Parent of its obligations hereunder, unless such failure shall have prejudiced Parent (in which case Parent shall be relieved of its obligations solely with respect to the matter in respect of which such notice was failed to be given).

(ii) If Parent believes in good faith that any action or omission by the Surviving Company constitutes a breach of the Surviving Company’s obligations referred to in subsection 2.8(d)(ii) of Schedule 2.8, Parent shall notify the Shareholder Representative and (other than any such individual who has become a Bad Recipient) the Founders in writing of such belief within thirty (30) days of becoming aware of such underlying action or omission. In the event Parent delivers such a notice within such thirty (30) day period, Parent and Shareholder Representative and (other than any such individual who has become a Bad Recipient) the Founders shall discuss in good faith the concerns raised by Parent. If the Surviving Company agrees to (and does) cease such action or omission or if such discussion otherwise results in a mutually satisfactory cure, Parent shall deliver a written notice to the Shareholder Representative evidencing its agreement that such action or omission, taking into account such agreement or cure, does not constitute (and shall be deemed not to have constituted) a breach of this Agreement. No failure to give the notice referred to in the first sentence of this paragraph shall relieve the Surviving Company of its obligations hereunder, unless such failure shall have prejudiced the Surviving Company (in which case the Surviving Company shall be relieved of its obligations solely with respect to the matter in respect of which such notice was failed to be given).

(iii) At the Closing, Parent shall designate up to two individuals, who shall initially be Parent’s Head of U.S. Businesses (or the reasonable equivalent thereof) and Chief Financial Officer of U.S. Businesses (or the reasonable equivalent thereof) (the “Parent Designees”) and the Shareholder Representative (in its capacity as such and on behalf of the Founders) shall designate up two individuals, who shall initially be the Founders (the “Shareholder Representative Designees”) to serve on a committee (the “Pre-Clearance Committee”). If at any time during the Earn-Out Period, Parent or the Surviving Company proposes to take any action in respect of the Surviving Company, the Earn-Out Amount, the Business Plan or, in each case, any matters related thereto, the

Parent Designees or the Shareholder Representative Designees, respectively, may present such proposed action to the Shareholder Representative Designees or the Parent Designees, respectively, and the members of the Pre-Clearance Committee shall discuss whether to approve such action. If such action is unanimously approved by the Pre-Clearance Committee and such action is taken substantially in accordance with the timing, scope and manner so approved, it shall be deemed not to breach any provision of this Section 2.8. It is understood and agreed that the failure of the Pre-Clearance Committee to approve any proposed action shall not, in and of itself, have any effect on the determination of whether such action constitutes a breach of this Section 2.8. Parent may replace any Parent Designee at any time by written notice to the Shareholder Representative and the Shareholder Representative may replace any Shareholder Representative Designee at any time by written notice to Parent.

(iv) The party proposing to take any action may also elect to cause the determination of whether the proposed action would constitute a breach of this Agreement to be submitted to arbitration in accordance with Section 9.10(b); provided that the procedures therefor may be modified by the electing party to cause such arbitration to be completed on an expedited basis (including by limiting the number of arbitrators to one and providing for a decision on written submissions only without a hearing). Parent and the Shareholder Representative may also mutually agree to an alternative form of dispute resolution procedure (including expert determination) in lieu of arbitration to resolve any such matter. The decision of the arbitrator(s) or such alternative dispute resolution shall be final and binding on each of the parties.

(j) Limitations.

(i) Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of Section 2.8(i)(ii) and without prejudice to the consequences of any Acceleration Event, (x) the only monetary damages that the Shareholder Representative, the Founders or any other Person may seek to recover in respect of the applicable breach of Parent’s obligations set forth in this subsection 2.8(d)(i) of Schedule 2.8 or subsection 2.8(h) of Schedule 2.8 are the amount by which the Earn-Out Amount would have been reasonably expected to be increased had the applicable breach not occurred and (y) no equitable remedies, including remedies of specific performance, shall be available for any breach of Parent’s obligations under clause (F), (G), (H) or (I) of subsection 2.8(d)(i) of Schedule 2.8 or subsection 2.8(h) of Schedule 2.8.

(ii) For the avoidance of doubt, the covenants set forth in subsection 2.8(d)(i) of Schedule 2.8, subsection 2.8(d)(ii) of Schedule 2.8, Section 2.8(f), Section 2.8(g) and subsection 2.8(h) of Schedule 2.8 shall cease to be of further force and effect following the end of the Earn-Out Period.

(iii) Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that Parent shall not be in breach of any obligation hereunder (including under this Section 2.8) as a result of not providing any financing to the Company prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS

Except as set forth in the disclosure schedules provided by the Company and the Founders to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) to the extent applicable in accordance with Section 9.13, each of the Company and each Founder represents and warrants to Parent and Merger Sub as follows as of the date of this Agreement and as of the Closing Date:

3.1 Organization, Standing and Power.

(a) As of the date hereof, the Company is a corporation and, as of the Closing Date, the Company will be a limited liability company, in each case duly organized, validly existing and in good standing under the Laws of the State of Washington, and in each case has all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of Washington, has all requisite corporate power and authority to own, lease or otherwise hold and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so organized, existing, licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent true, complete and correct copies of the articles of incorporation of the Company, the bylaws of the Company and the Shareholders Agreement, each as in effect on the date of this Agreement, and the Company is not in violation of any of the provisions contained in such documents in any material respect. None of the subsidiaries of the Company is in violation of any of its organizational documents in any material respect.

3.2 Authorization.

(a) Each Founder has full legal capacity to execute and deliver this Agreement and to perform his obligations hereunder and consummate the transactions contemplated hereby. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action of the Company. This Agreement has been duly executed and delivered by each Founder and the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each Founder and the Company, enforceable against each Founder and the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors, at a meeting therefore duly called (or by written consent in accordance with the Company’s organizational documents) (i) determined that this Agreement (including the Pre-Closing Restructuring and the Merger) is fair and in the best interests of the Company and its Shareholders and (ii) resolved to recommend that the Shareholders approve and adopt this Agreement (including the Pre-Closing Restructuring and the Merger). As of the Closing Date, New Holdco’s board of directors, at a meeting therefore duly called (or by written consent in accordance with New Holdco’s organizational documents) (A) determined that the Merger is fair and in the best interests of the Company and its Shareholders and (B) resolved to effect the Merger.

(c) Except for obtaining the Shareholder Approval, no other action, vote or consent of the shareholders of the Company or New Holdco is necessary to adopt and approve this Agreement or to consummate the Pre-Closing Restructuring, the Merger or the other transactions contemplated hereby under applicable Law, the organizational documents of the Company or of New Holdco or the Shareholders Agreement. As of the Closing Date, New Holdco will have taken all actions and received all votes or consents required by applicable Law to effect the Merger.

3.3 Noncontravention. Assuming the filings, approvals or waiting periods referred to in Section 3.4 are duly made, obtained or satisfied, neither the execution and delivery of this Agreement by any of the Founders or the Company nor the consummation by any of the Founders or the Company of the transactions contemplated hereby, nor compliance by any of the Founders or the Company with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of (x) the articles of incorporation or bylaws of the Company or the Shareholders Agreement or (y) equivalent organizational documents of the subsidiaries of the Company or (ii) (A) contravene, conflict with or violate any Law or Order applicable to any of the Founders, the Company or its subsidiaries, (B) with or without notice, lapse of time or both, contravene, conflict with, violate, breach or constitute a default under any of the terms, conditions or provisions of any Material Contract or accelerate, require a payment under or give rise to a loss of any benefit under or any right of termination, cancellation or acceleration of any obligations under any Material Contract, (C) with or without notice, lapse of time or both, contravene, conflict with, violate, breach or constitute a default under any Permit by which the Company or any of its subsidiaries or their assets or properties are bound or (D) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of the

Company or any of its subsidiaries, except, in the case of clause (ii), for such contraventions, conflicts, violations, defaults, accelerations, rights, losses and Liens as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

3.4 Governmental Approvals. Except for (a) filing of the Articles of Merger with the Washington Secretary pursuant to the WLLCA, (b) filings required under, and compliance with other applicable requirements of, the HSR Act and (c) such other filings, approvals and non-objections set forth in Section 3.4 of the Company Disclosure Schedule, no consents, authorizations or approvals of or filings, declarations or registrations with any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by any of the Founders or the Company and the consummation by any of the Founders or the Company of the transactions contemplated hereby.

3.5 Capitalization.

(a) The authorized capital shares of the Company total 120,000,000 shares of Common Stock. As of the date hereof, (i) 92,000,000 shares of Voting Common Stock are issued and outstanding, (ii) 12,934,172 shares of Nonvoting Common Stock (including 10,934,172 Restricted Shares) are issued and outstanding, (iii) no shares of Common Stock are held by the Company in its treasury and (iv) 3,245,838 Common Shares are subject to outstanding Options that were granted under the Company Stock Plan. All issued and outstanding Common Shares have been duly authorized and validly issued, fully paid, nonassessable, issued in compliance with all applicable Laws concerning the issuance of securities, the articles of incorporation and the bylaws of the Company, have not been issued in violation of any preemptive or other similar rights and are held of record by the holders and in the amounts listed in Section 3.5(a) of the Company Disclosure Schedule, free and clear of any Liens. The Company has fewer than thirty-five (35) Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, that are not Accredited Investors. In addition to the outstanding Common Shares and Options, as of the date hereof, there are Phantom Share Agreements outstanding that relate to an aggregate of 620,500 shares of Common Stock.

(b) Section 3.5(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all (i) holders of outstanding shares of Common Stock, including the number of shares of Common Stock held by such holders and whether such share is Voting Common Stock or Nonvoting Common Stock or a Restricted Share and in the case of each Restricted Share, whether a Section 83(b) election has been made with respect to such Restricted Share and the remaining vesting schedule for each such Restricted Share, (ii) holders of outstanding Options (whether or not granted under the Company Stock Plan), and, in the case of each Option, the price per share at which such Option may be exercised, the number of Common Shares subject to each such Option, the status of any Option granted as qualified or nonqualified under Section 422 of the Code and the remaining vesting schedule for each such Option and (iii) all parties to Phantom Share Agreements, and, in the case of each Phantom Share Agreement, the Phantom Exercise Price, the number of Common Shares to which each such Phantom Share Agreement relates and the remaining vesting schedule under each such Phantom Share Agreement.

(c) As of the date hereof, except as provided in Section 3.5(c) of the Company Disclosure Schedule, there are (i) no outstanding shares of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any shares of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), being referred to collectively as “Securities”), (v) no calls, subscriptions, pre-emptive rights, purchase options, rights of first refusal, rights of first offer or Contracts for the purchase or issuance of Securities or any similar rights, (vi) no “phantom stock” or similar obligations of the Company, (vii) no Contracts requiring the Company to acquire any Securities of any other person, (viii) no other obligations by the Company to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company and (ix) no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Securities or obligate the Company to grant, extend or enter into any such agreements.

(d) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the Common Shares on any matter. The Company Subsidiary does not own any Common Shares.

(e) As of the Closing Date, all issued and outstanding Common Shares of New Holdco will have been duly authorized and validly issued, fully paid, nonassessable, issued in compliance with all applicable Laws concerning the issuance of securities, the articles of incorporation and the bylaws of New Holdco, will not have been issued in violation of any preemptive or other similar rights and will be held of record by the holders and in the amounts listed in Section 3.5(e)(i) of the Company Disclosure Schedule, free and clear of any Liens. As of the Closing Date, except as provided in Section 3.5(e)(ii) of the Company Disclosure Schedule, there will be (i) no outstanding shares of, or other equity or voting interest in, New Holdco, (ii) no outstanding securities of New Holdco convertible into or exchangeable for shares of, or other equity or voting interest in, New Holdco, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from New Holdco, or that obligate New Holdco to issue or register, or that restrict the transfer or voting of, any shares of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of, or other equity or voting interest in, New Holdco, (iv) no obligations of New Holdco to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interest (including any voting debt) in, New Holdco, (v) no calls, subscriptions, pre-emptive rights, purchase options, rights of first refusal, rights of first offer or Contracts for the purchase or issuance of Securities of New Holdco or any similar rights, (vi) no “phantom stock” or similar obligations of New Holdco, (vii) no Contracts requiring New Holdco to acquire any Securities of any other person, (viii) no other obligations by New Holdco to make any payments based on the price or value of any Securities of New Holdco or dividends paid thereon or revenues, earnings or financial performance or any other attribute of New Holdco and (ix) no outstanding agreements of any kind which obligate New Holdco to repurchase, redeem or otherwise acquire any Securities of New Holdco or obligate New Holdco to grant, extend or enter into any such agreements. As of the Closing Date, New Holdco will not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the Common Shares of New Holdco on any matter.

3.6 Subsidiaries.

(a) The Company has one active subsidiary, National Family Assurance Group, Inc., a Washington corporation (the “Company Subsidiary”). Each outstanding share of capital stock of the Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, has not been issued in violation of any preemptive or similar rights and is held, directly or indirectly, by the Company, free and clear of all Liens. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to, or requiring, the issuance, acquisition, redemption, repurchase or sale of any shares or other ownership interests of the Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company also owns all of the equity of Assurance Intelligence, Inc., a Washington corporation, which the Company formed but which has not conducted any business or other activities. Each outstanding share of capital stock of Assurance Intelligence, Inc. is duly authorized, validly issued, fully paid and nonassessable, has not been issued in violation of any preemptive or similar rights and is held, directly or indirectly, by the Company, free and clear of all Liens. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to, or requiring, the issuance, acquisition, redemption, repurchase or sale of any shares or other ownership interests of Assurance Intelligence, Inc., including any right of conversion or exchange under any outstanding security, instrument or agreement.

(b) There are no obligations of the Company Subsidiary or Assurance Intelligence, Inc. to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interest (including any voting debt) in, the Company Subsidiary of Assurance Intelligence, Inc., as applicable. There are no agreements, subscriptions, options, warrants, rights, calls or other Contracts of any kind which obligate the Company Subsidiary or Assurance Intelligence, Inc. to repurchase, redeem or otherwise acquire any securities or equity interest of any other person. There are no bonds, notes or other indebtedness of the Company Subsidiary or Assurance Intelligence, Inc. having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the equity interests of any of the Company Subsidiary or Assurance Intelligence, Inc. vote.

(c) Except for its interests in the Company Subsidiary and Assurance Intelligence, Inc. and except for the equity interests set forth in Section 3.6(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity interest in any person.

3.7 Financial Statements; Accounting Controls; Undisclosed Liabilities.

(a) Section 3.7(a) of the Company Disclosure Schedule sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2018 and December 31, 2017, and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2018 and December 31, 2017 and (ii) the unaudited consolidated balance sheets of the Company as of March 31, 2019 and June 30, 2019 and the related consolidated statements of income, stockholders’ equity and cash flows of the Company as of and for the three (3) month periods ended March 31, 2019 and June 30, 2019 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial position, the results of operations and cash flow of the Company as of the dates, and for the periods, presented therein (subject, in the case of unaudited statements, to changes resulting from normal year-end adjustments, which changes are not reasonably expected to be material, individually or in the aggregate, and to the absence of certain footnotes).

(b) The Company and its subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) material information relating to the Company and its subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls over financial reporting, (iii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iv) access to their property and assets is permitted only in accordance with management’s general or specific authorization, (v) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences and (vi) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s and its subsidiaries’ ability to record, process, summarize and report financial information, and any fraud (whether or not material) that involves management or other employees who have a significant role in the Company’s and its subsidiaries’ internal controls over financial reporting, are adequately and promptly disclosed to the Company’s and its subsidiaries’ independent auditors and any audit committees of any of the Company’s and its subsidiaries’ respective boards of directors.

(c) Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required to be reflected on, reserved against or otherwise described on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected on, reserved against or described on the balance sheet of the Company and the Company Subsidiary as of December 31, 2018 (the “Balance Sheet Date”), including the notes thereto, included in the Financial Statements, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent in scope, nature and amount with past practice, (iii) incurred by the Company in connection with the transactions contemplated hereby and not in breach of this Agreement, or (iv) as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

3.8 Absence of Certain Changes. Since the Balance Sheet Date, (a) except for the transactions expressly contemplated hereby, the business of the Company and its subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) neither the Company nor any of its subsidiaries has taken any action that would have been prohibited by Section 5.1 had such action been taken between the date hereof and Closing and (c) there has not been any event, change, development, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.8 of the Company Disclosure Schedule, since the Balance Sheet Date, there has been no Leakage.

3.9 Legal Proceedings. (a) There is no pending or threatened in writing legal or administrative proceeding, claim, suit or Action or, to the Knowledge of the Company, investigation against the Company or any of its subsidiaries by or before any Governmental Entity, and there have been no such pending proceedings, claims, suits or Actions or, to the Knowledge of the Company, investigations commenced against the Company or any of its subsidiaries during the past two (2) years and (b) none of the Company or its subsidiaries is, or has been during the past two (2) years, subject to any outstanding Order, in the case of each of clause (a) and (b), that would reasonably be expected to (i) be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, or (ii) to the Knowledge of the Company, materially impair the Company’s ability to achieve the Earn-Out Amount following the Closing.

3.10 Compliance With Laws; Permits.

(a) (i) The Company and its subsidiaries are, and have been since January 1, 2017, in compliance in all material respects with all Laws (including insurance Laws) and Orders applicable to the Company or its subsidiaries, respectively, or their respective business operations, (ii) the Company and its subsidiaries and its employees, as applicable, hold all material Permits required by Law for the lawful conduct of the respective businesses of the Company and its subsidiaries as presently conducted (but, for the avoidance of doubt, excluding any Permits and Contracts relating to Intellectual Property) (the “Business Licenses”), (iii) no other material Business Licenses are required for the legal and valid conduct of the business of the Company and its subsidiaries as presently conducted, (iv) all material Business Licenses are valid and in good standing and are in full force and effect and (v) the Company and its subsidiaries are in compliance with the terms of all the Business Licenses in all material respects.

(b) Since January 1, 2017, neither the Company nor any of its subsidiaries has received any written communication from a Governmental Entity (or qui tam or other whistleblower on behalf of a Governmental Entity) that alleges that the Company or any of its subsidiaries is not in compliance with any applicable Law or Order in any material respect. No event has occurred that with notice or lapse of time would constitute a material violation or failure to comply with any applicable Law relating to the Company or any of its subsidiaries, and no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material default under, any applicable Law. Neither the Company nor any of its subsidiaries has made any material false statement, or material omission, in any materials or information provided to any Governmental Entity or in any litigation. Since January 1, 2017, no material fine or penalty has been imposed on the Company or any of its subsidiaries by any Governmental Entity, including any Governmental Entity that principally enforces any applicable insurance Laws.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the Company does not use any lead generators, marketing affiliates or other third parties (collectively, “Lead Generators”) that originate outbound telephone calls, text messages and/or facsimile messages (collectively, “Outbound Calls”) and route such Outbound Calls (directly or indirectly) to the Company. For the avoidance of doubt, the term Lead Generator does not include third parties retained by the Company to originate calls to specified individuals from whom the Company has obtained consent.

(d) (i) The Company does not control the operations of, or own an equity interest in, any of its Lead Generators and (ii) the Company does not control, approve or audit (A) the persons, classes of persons, or telephone numbers to which Outbound Calls are made or (B) any script or other content used by such Lead Generators in connection with such Outbound Calls.

3.11 Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the following Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their properties, rights or assets are bound as of the date of this Agreement (other than Company Plans) (the “Material Contracts”):

(i) any material joint venture, partnership, shareholder, limited liability or other similar Contracts;

(ii) Contracts entered into in the past three (3) years providing for the acquisition or disposition by the Company or any of its subsidiaries of any business, division or product line (whether by merger, sale of shares, sale of assets or otherwise) or share capital or other equity interests of any other person;

(iii) Contracts relating to (A) the incurrence of Indebtedness by the Company or any of its subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000 in the aggregate, including any Contract (including any keepwell agreement) under which the Company or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of another person in excess of such amount or under which another person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its subsidiaries in excess of such amount or (B) the making of any loans by the Company or any of its subsidiaries (other than loans made to employees in the ordinary course of business);

(iv) Contracts creating any Lien (other than Permitted Liens) upon any assets material to the Company or any of its subsidiaries;

(v) Contracts pursuant to which the Company or any of its subsidiaries licenses in or is otherwise granted the right to use Intellectual Property of another person or licenses out or otherwise grants another person the right to use any Intellectual Property of the Company or any of its subsidiaries (other than agreements for commercially available “off-the-shelf” software) and which provide for a payment by or to the Company or any of its subsidiaries of more than $100,000 annually;

(vi) Contracts pursuant to which any insurance carrier makes available insurance products for marketing and/or distribution by the Company or by independent licensed insurance agents engaged by the Company for purposes of marketing and/or distributing certain insurance products;

(vii) Contracts containing provisions or covenants that restrict the ability of the Company or any of its subsidiaries to engage in any line of business or business activity in any geographic area;

(viii) Contracts providing for any grant of exclusive rights to license, market, or sell the Company’s or any of its subsidiaries’ products or services to any other person, or any Contract that requires the Company or any of its subsidiaries to do business on an exclusive basis or that provide for most favored nation pricing;

(ix) any collective bargaining agreement or other Contract with a labor organization relating to employees of the Company or any of its subsidiaries;

(x) any Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis and providing for annual base cash compensation of $200,000 or more, except, in each case, any Contract that is terminable at-will without severance, penalty or other cost to the Company or any of its subsidiaries;

(xi) Contracts with any Governmental Entity;

(xii) any interest rate, currency or other hedging Contracts;

(xiii) Contracts (other than any Company Plans) between the Company or any of its subsidiaries, on the one hand, and any Affiliate, officer, director or executive employee of the Company or its subsidiaries, on the other hand;

(xiv) Contracts under which the Company or any of its subsidiaries has indemnification obligations that expressly contemplate a maximum potential liability payable by the Company or any of its subsidiaries in excess of $250,000;

(xv) Contracts that prohibit the payment of dividends or distributions from the Company or any of its subsidiaries, prohibit the pledging of equity interests of the Company or any of its subsidiaries or prohibit the issuance of any guarantee by the Company or any of its subsidiaries;

(xvi) Contracts that outsource any material function or material part of the Business of the Company and its subsidiaries;

(xvii) any Contract with any of the top ten (10) (A) clients (as measured by aggregate receivables), (B) vendors (as measured by aggregate payables), (C) carriers (as measured by aggregate commissions) or (D) agents (as measured by aggregate fees), in each case during the calendar year ending December 31, 2018;

(xviii) operating leases or subleases under which the Company or the Company Subsidiary lease or occupy Leased Real Property involving annual payments by the Company or the Company Subsidiary of $500,000 or more;

(xix) any Contract pursuant to which any third person creates or develops any material Intellectual Property for or on behalf of the Company or any of its subsidiaries; or

(xx) any other Contract the performance of which involved revenue received or payment made by the Company or any of its subsidiaries in excess of $500,000 during the twelve-month (12-month) period ended December 31, 2018 or pursuant to which the Company or any of its subsidiaries expect to receive, or expect to be obligated to make, payments in excess of $500,000 during the twelve-month (12-month) period ending December 31, 2019, in either case which cannot be terminated on not more than sixty (60) days’ notice without payment by the Company or any of its subsidiaries of any penalty.

(b) Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken together, (i) each Material Contract represents the legal, valid and binding obligation of the Company and its subsidiaries to the extent the Company or its subsidiaries is party thereto, as applicable, and, to the Knowledge of the Company, of each other party thereto and is in full force and effect and enforceable in accordance with its terms, (ii) the Company or its subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, are not in breach of, default or violation under, any Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation and (iii) neither the Company nor any of its subsidiaries has received notice alleging there is or, after notice or lapse of time or both, there will be, a breach or default on the part of the Company or its subsidiaries under any such Material Contract, and, to the Knowledge of the Company, there are no events or conditions which constitute or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under any Material Contract. None of the Company or any of its subsidiaries has received prior to the date hereof any written notice of any intention by the counterparty thereto to terminate any Material Contract. A true, correct and complete copy of each Material Contract has been made available by the Company to Parent.

3.12 Intellectual Property; Information Technology; Privacy.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all United States- and foreign-issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and registered Internet domain names owned by the Company or its subsidiaries (the foregoing being, collectively with material unregistered Intellectual Property and common law rights owned by the Company or its subsidiaries, the “Company Intellectual Property”). No registrations or applications for Company Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or where the Company has made a good-faith business judgment to permit such registrations or applications to expire, be canceled or become abandoned. Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken together, each item of Company Intellectual Property is valid, subsisting and enforceable.

(b) Either the Company or any of its subsidiaries is the sole owner and possesses all right, title and interest in and to, or otherwise has the valid licensed right to use, each item of material Intellectual Property used or held for use by the Company and its subsidiaries free and clear of all Liens (except for Permitted Liens).

(c) Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, neither the Company, nor any of its subsidiaries, nor the conduct of the business of the Company and its subsidiaries is infringing, violating, diluting or misappropriating, or has infringed, violated, diluted or misappropriated since January 1, 2017 (or earlier if not presently resolved) any Intellectual Property of any third person. No Action is pending, and neither the Company nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice, in each case, alleging any material infringement, misappropriation, dilution or other material violation of any Intellectual Property of any third person.

(d) To the Knowledge of the Company, no third person is infringing, violating, diluting or misappropriating, or has infringed, violated, diluted or misappropriated since January 1, 2017 (or earlier if not presently resolved) any Intellectual Property owned by the Company or its subsidiaries.

(e) The Company and its subsidiaries (i) have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its subsidiaries and (ii) require any employee of the Company or its subsidiaries or any other person who creates or develops material Intellectual Property on behalf of the Company or its subsidiaries to assign to the Company or its subsidiaries all of such employee’s or such other person’s, as applicable, rights in such Intellectual Property, and the Company or its subsidiaries owns all such Intellectual Property.

(f) Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken together, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of any of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof will result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any person to cancel, suspend, limit, terminate or otherwise impair the right of the Company or its subsidiaries to own or use or otherwise exercise any other rights that the Company or its subsidiaries currently has with respect to any Intellectual Property, nor require the consent of any person in respect of any such Intellectual Property.

(g) (i) The Company or its subsidiaries owns or has a valid right to access and use all material computer systems, networks, hardware, Software and equipment used to process, store, maintain and operate data, information and functions used in connection with the

Company’s business as currently conducted (the “Company IT Systems”) and (ii) the Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Company’s business as currently conducted, and have not suffered any material outages or unauthorized intrusions since January 1, 2017.

(h) Except where the failure to take such action would not reasonably be expected to be material to the Company and its subsidiaries, taken together, the Company and its subsidiaries (i) have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable written information security plan and business continuity plan, and the Company and its subsidiaries have taken steps to assess and test such plans and procedures on no less than an annual basis, and such procedures and plans have been proven effective upon such testing in all material respects, (ii) have taken commercially reasonable measures to prevent the introduction of any Malware into the Company IT Systems and (iii) have implemented commercially reasonable security measures designed to prevent and detect any advanced persistent threats to the Company IT Systems and, as of the date of this Agreement, no such advanced persistent threats have been detected.

(i) Each of the Company and its subsidiaries has taken commercially reasonable measures to protect the confidentiality of its clients and their personnel’s Personal Information and other Personal Information to which it has access and to prevent unauthorized access, modification, loss, theft, disclosure or other misuse of such information, including by implementing commercially reasonable measures with respect to the administrative, technical and physical security of such Personal Information. Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken together, the Company and its subsidiaries have been and are in compliance with all applicable Information Privacy and Security Laws and all applicable terms and conditions of all Contracts, terms of use and privacy and security policies that regulate or limit the creation, receipt, transfer, collection, storage, maintenance, processing, use, disclosure or transmission of, or otherwise relate to the privacy, security or protection of, medical records, patient information or any other data or non-public Personal Information made available to, created, received, transferred, collected, stored, maintained, processed, used, disclosed or transmitted by the Company or its subsidiaries, including “business associate” agreements and website privacy policies, and have not received any written notice of any violation of any of the foregoing. Neither the Company nor any of its subsidiaries has experienced an incident of breach, unauthorized access, disclosure, use, destruction, compromise, loss or unavailability of any Personal Information that the Company or any of its subsidiaries (or a third person on behalf of any of them) creates, receives, transfers, collects, stores, maintains, processes, uses, discloses or transmits, including a breach of security or breach of security of the system as defined under U.S. state Information Privacy and Security Laws or a Personal Data Breach as defined by the General Data Protection Regulation.

(j) Neither the Company nor any of its subsidiaries has disclosed or delivered to any escrow agent or any other person (other than an employee) any of the source code for any Software owned by the Company or any of its subsidiaries, and no other person has the right, contingent or otherwise, to obtain access to such source code. No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the release, delivery, license or disclosure of any of the source code for any Software owned by the Company or any of its subsidiaries to any person who is not as of the date of this Agreement a current employee.

(k) Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken together, neither the Company nor any of its subsidiaries uses or distributes, or has used or distributed, any open source Software under any license that would require the Company or any of its subsidiaries to disclose or distribute the Company’s proprietary source code included in any of the Intellectual Property owned by the Company or any of its subsidiaries, to license such source code for the purpose of making derivative works for free, attribute to any person, dedicate to the public or to make available for redistribution to any person such source code at no or minimal charge.

(l) The Company and its subsidiaries have cybersecurity and data breach insurance that is consistent with industry standards in respect of the Company IT Systems and the nature and volume of Personal Information and other non-public information that any of them (or a third party on behalf of any of them) collects, stores, uses, maintains or transmits.

3.13 Employee Benefits Matters.

(a) Section 3.13(a) of the Company Disclosure Schedule lists, as of the date hereof, each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and any other plan, scheme, policy, program, agreement or arrangement that provides any incentive compensation, commissions, equity or equity-based compensation, severance, employment, services, change in control, fringe benefit, welfare, pension, retirement, perquisite, vacation, life, profit-sharing, bonus, retention, deferred compensation or other compensation or benefits, whether domestic or foreign, that is entered into, sponsored, maintained or contributed to or required to be sponsored, maintained or contributed to by the Company or any of its subsidiaries for the benefit of any current or former employee or other individual service provider of the Company or any of its subsidiaries or in respect of which the Company or any of its subsidiaries would reasonably be expected to incur any liability or obligation (contingent or otherwise).

(b) The Company has made available to Parent true, correct and complete copies of (i) each Company Plan, including any material amendment thereto, (ii) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Plan (if such report was required by applicable Law), (iii) the most recent summary plan description for each Company Plan for which summary plan description is required by applicable Law and any material modifications thereto, (iv) the most recent determination letter received with respect to each material Company Plan (if any) and (v) all insurance or annuity contracts or other funding instruments with respect to each material Company Plan.

(c) Each Company Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, and all contributions required to be made under the terms of any Company Plans have been timely made or, if not yet due, have been properly reflected in the Financial Statements in accordance with GAAP (subject, in the case of unaudited statements, to changes resulting from normal year-end adjustments and purchase accounting adjustments and the absence of certain footnotes). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, (i) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), audits, investigations, actions, hearings or proceedings with respect to any Company Plans, (ii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan and (iii) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Company Plan participant have been timely filed or distributed.

(d) No Company Plan is an “employee pension plan” (as defined in Section 3(2) of ERISA) or is intended to be tax-qualified under Section 401(a) of the Code. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, each non-U.S. Company Plan to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and nothing has occurred that would adversely affect such registration or approval.

(e) No Company Plan is, or within the six (6) years preceding this Agreement was, subject to Title IV of ERISA (or similar provision under non-U.S. law), and neither the Company nor any of its ERISA Affiliates contributes to or is obligated to contribute to nor has any liability (contingent or otherwise) in respect of, or within the six (6) years preceding this Agreement contributed to, or was obligated to contribute to, nor had any liability (contingent or otherwise) in respect of, a (i) multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) “defined benefit pension plan” (as defined in Section 3(35) of ERISA) or (iii) plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its subsidiaries has incurred or could reasonably be expected to incur any liability or obligation to make any payment to a plan by reason of at any time being considered an ERISA Affiliate of any other person.

(f) Neither the Company nor any of its subsidiaries has incurred any current or projected material liability in respect of, and no Company Plan provides post-employment or post-retirement health, medical or life insurance benefits for, current employees of the Company or its subsidiaries, except as required under Section 4980B of the Code or any other similar applicable Law.

(g) The Company has not announced or communicated any intention or commitment to amend or modify any Company Plan or to establish any plan or agreement that would be a Company Plan if in effect on the date hereof. Neither the Company nor any of its subsidiaries has, nor has any of their respective managers, officers or employees or, to the Knowledge of the Company, any other “fiduciary,” as such term is defined in Section 3(21) of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Company Plans which would subject the Company, its subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s), including a termination of employment on or following the Closing), would (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, require the security of benefits under or result in any other obligation pursuant to, or in connection with, any Company Plans becoming due or otherwise to any current or former employee, officer, director or other individual service provider of the Company or its subsidiaries or (ii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) by reason of the transactions contemplated by this Agreement. No current or former employee, officer, director or other individual service provider of the Company or any of its subsidiaries is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(i) (i) Each Company Plan that provides “non-qualified deferred compensation” within the meaning of Section 409A of the Code is and has been in operational and documentary compliance in all material respects with the requirements of Section 409A of the Code and the regulations in all material respects, (ii) the exercise price of all Options granted to or held by individuals subject to United States federal income taxation is at least equal to the fair market value of the Common Stock on the date such Options were granted and, if applicable, repriced, (iii) none of the Company or any of its subsidiaries has incurred any liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Options or Phantom Share Awards and (iv) all Options constitute options to purchase “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.

(j) Neither the Company nor any of its corporate subsidiaries or other Affiliates that are corporations or other business entities nor any of the Founders have been convicted of a felony.

(k) True, correct and complete copies of (i) the Company Stock Plan and (ii) all applicable forms of agreements or instruments relating to or issued under the Company Stock Plan have been made available to Parent, and the Company Stock Plan, such Contracts and Phantom Share Agreements have not been amended, modified or supplemented since being provided to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Stock Plan, such Contracts or Phantom Share Agreements in any case. The treatment of the awards under the Company Stock Plan and under any Phantom Share Agreement set forth in Article II of this Agreement complies with the applicable award agreements, Phantom Share Agreements (if applicable), the Company Stock Plan (if applicable) and applicable Law. The Transaction Bonus Unit awards set forth on Section 5.5(f) of the Company Disclosure Schedule will, once completed, fully satisfy the outstanding obligations of the Company and its subsidiaries to grant equity or equity-based awards to any employee, officer, director or individual service provider of the Company and its subsidiaries.

3.14 Labor.

(a) Neither the Company nor any of its subsidiaries is a party to, bound by or negotiating any collective bargaining agreement, work rules or other Contract with a labor union, works council or other labor organization. Except as would not reasonably be expected to be material to the Company and its subsidiaries as a whole, there are no (i) strikes, work stoppages, work slowdowns, lockouts or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries and no such disputes have occurred within the past three (3) years or (ii) unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees or other individual service providers of the Company or any of its subsidiaries. There are no proceedings before or, to the Knowledge of the Company, investigations by the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any comparable Governmental Entity with respect to or relating to the terms and conditions of employment of the employees or the service of any other individual service provider of the Company and its subsidiaries. No union organizing activities are underway with respect to the Company or any of its subsidiaries and no such activities have occurred within the past three (3) years.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all current officers, directors and employees of the Company and its subsidiaries, showing each such individual’s name, position, city and country of employment, status as exempt/non-exempt, full/part-time and active/inactive, visa and work permit (as applicable) and annual base salary or hourly wage (as applicable). In the past three (3) years, neither the Company nor any of its subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related law (collectively, “WARN”) or issued any notification of a plant closing or mass layoff required by WARN.

(c) The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable U.S. federal, state and local Laws and all applicable non-U.S. Laws relating to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, wages, overtime, hours, employee classification (e.g., exempt or non-exempt and employee or independent contractor), immigration and Form I-9 compliance, withholding of taxes, employment discrimination, whistleblower and retaliation, equal opportunity, employee leave issues and unemployment insurance and related matters including, but not limited to, compliance with WARN and the Fair Labor Standards Act of 1938. Except as would not reasonably be expected to be material to the Company and its subsidiaries as a whole, all individuals who are classified by the Company or its subsidiaries as independent contractors are properly classified as such. Except as would not reasonably be expected to be material to the Company and its subsidiaries as a whole, for the past three (3) years, (i) there has been no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company alleging violations of any employment-related Law, and the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity, in each case in respect of employment and labor matters or relating to any employee or other individual service provider of the Company or any of its subsidiaries and (ii) there has been no employment-related claim, suit or proceeding (whether arising under contract, common law or statute or in equity) by any employee or other individual service provider involving the Company or any of its subsidiaries and no such claim, suit or proceeding is, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, neither the Company nor any of its subsidiaries has incurred, and based upon a good faith assessment of its workforce would not reasonably be expected to incur, any liability arising from (1) the failure to pay wages (including overtime wages), (2) the misclassification of employees as independent contractors or (3) the misclassification of employees as exempt from the requirement of the Fair Labor Standards Act or similar state Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, (i) there is no pending or, to the Knowledge of the Company, threatened claim or litigation against the Company or any of its subsidiaries with respect to allegations of sexual or other workplace harassment, sexual or other workplace misconduct or hostile work environment, (ii) there have been no reported internal or external complaints accusing any current or former officer or employee or other individual service provider of the Company or any of its subsidiaries of sexual or other workplace harassment, sexual or other workplace misconduct or creating a hostile work environment, and to the Knowledge of the Company, there is no reasonable basis therefor and (iii) there has been no settlement of, or payment arising out of or related to, any litigation or claim with respect to sexual or other workplace harassment, sexual or other workplace misconduct or hostile work environment.

3.15 Tax Matters.

(a) (i) Each of the Company and its subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required by Law to be filed by it and such Tax Returns are complete and correct in all material respects, (ii) all material Taxes, whether or not shown on such Tax Returns, that could give rise to a Lien on the assets of the Company or any of its subsidiaries have been timely paid, except for any Taxes reflected in accordance with GAAP as a reserve for Taxes in the Financial Statements, (iii) all material Taxes required to be withheld by the Company or any of its subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose, (iv) no material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries which has not been fully paid or adequately reserved in Financial Statements, (v) no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to material Taxes of the Company or any of its subsidiaries, (vi) no written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes with respect to the Company or any of its subsidiaries, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Entity, (vii) neither the Company nor any of its subsidiaries has any material liability for Taxes of any person (other than the Company or a subsidiary of the Company) arising from the application of Treasury Regulation

Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as transferee or successor, (viii) neither the Company nor any of its subsidiaries has entered into a “listed transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and (ix) there are no material Tax Liens upon any of the assets or properties of the Company or any of its subsidiaries, other than Permitted Liens.

(b) The Company is and for the last five (5) years or since its formation has been, a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any analogous provision of state or local Law in which Company has any income Tax nexus), and the Company will be properly classified as an S corporation within the meaning of Section 1361 of the Code (and any analogous provision of state or local Law) up to the effective time of the conversion of the Company into a limited liability company pursuant to the Pre-Closing Restructuring. The Company is not, has not been and will not be liable for any Tax under Sections 1374 or 1375 of the Code (or any analogous provision of state or local Law). Neither the Company nor any of its subsidiaries has, at any time since its formation, acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(c) Each of the Company’s subsidiaries is, and at all times since its formation has been, a validly electing qualified subchapter S subsidiary of the Company, and will be classified as such up to the effective time of the conversion of the Company into a limited liability company pursuant to the Pre-Closing Restructuring.

3.16 Real Property.

(a) Neither the Company nor any of its subsidiaries owns any real property.

(b) Section 3.16(b) of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company or its subsidiaries (the “Leased Real Property”). True, correct and complete copies of all leases, subleases, licenses, occupancy agreements or similar agreements, together with any amendments and modifications thereto and any guarantee thereof, in respect of the Leased Real Property (collectively, “Real Property Leases”) have been made available to Parent. The Leased Real Property is in good repair and operating condition, subject only to ordinary wear and tear, and is adequate and suitable for the purposes for which it is presently being used or held for use. The use and operation of the Leased Real Property does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

(c) The Company or its subsidiaries have legal, valid, binding and enforceable leasehold interests in all Leased Real Property sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens). Each Real Property Lease represents the legal, valid and binding obligation of the Company and each of its subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto. There are no material disputes with respect to any Real Property Lease. Neither the Company nor any subsidiary of the Company nor, to the Knowledge of the Company, any other party to any Real Property Lease is in material breach or material default under any Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a breach or default under any Real Property Lease. Neither the Company nor any subsidiary of the Company has subleased, licensed or otherwise granted any person the right to use or occupy any of the Leased Real Property.

(d) The Leased Real Property constitutes all of the real estate assets necessary to operate the business of the Company and its subsidiaries as it is currently conducted in all material respects.

3.17 Insurance.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and its subsidiaries on their properties, assets, products, business or personnel (collectively, the “Insurance Policies”) and (ii) any material self-insurance arrangements affecting the Company and its subsidiaries. True, correct and complete copies of the Insurance Policies have been made available to Parent.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, (i) all Insurance Policies are in full force and effect and all premiums due and payable on such Insurance Policies have been paid, and neither the Company nor any of its subsidiaries is in breach or default with respect to any such policy or binder, (ii) neither the Company nor any of its subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of the Insurance Policies and (iii) all Insurance Policies are valid and enforceable in accordance with their terms. Neither the Company nor any of its subsidiaries has (x) received notice of actual or threatened material modification or termination of any Insurance Policy, other than increases in connection with the Company’s annual renewal process or (y) received notice of cancellation or non-renewal of any Insurance Policy, other than in connection with ordinary course renewals.

3.18 Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, (a) the Company and its subsidiaries are, and since January 1, 2017 have been, in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no suit, claim, action or proceeding or, to the Knowledge of the Company, investigation, relating to or arising under any Environmental Laws that is pending or threatened in writing against the Company or its subsidiaries or any real property or facility owned, operated or leased by the Company or its subsidiaries, (c) neither the Company nor any of its subsidiaries has received any notice of or entered into any obligation, liability, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (d) Hazardous Substances are not present at or about any of the real properties or facilities currently or formerly owned, operated or leased by the Company or any of its subsidiaries, and none of the Company or any of its Subsidiaries has released any Hazardous Substance, in amount or condition that would reasonably be expected to result in liability to the Company or its subsidiaries relating to or arising under any Environmental Laws. Notwithstanding anything herein to the contrary, this Section 3.18 constitutes the sole and exclusive representation and warranty of the Company regarding environmental liabilities or obligations or compliance with Environmental Laws.

3.19 Related Party Transactions. No officer, director, employee, Shareholder or other Affiliate of the Company (other than the Company’s subsidiaries) or any Affiliate or “associate” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time) of any officer, director or Shareholder (a) is a party to any Contract with or binding upon the Company or its subsidiaries or has any material interest in any property or assets owned by the Company or any of its subsidiaries or used or held for use by them in their business or has engaged in any transaction (other than with respect to individuals other than members of the immediate family of any Shareholder those related to Company Plans or other ordinary course employment, compensation or incentive arrangements) with the Company or its subsidiaries (collectively, the “Related Party Agreements”) or (b) has any interest in any person that has a material business relationship with the Company or any of its subsidiaries.

3.20 Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment for the reimbursement of expenses in connection therewith in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries, other than FTP Securities LLC.

3.21 Anti-Bribery. In the past three (3) years there has been no action taken by the Company or any of its subsidiaries or any of their respective officers, directors or employees, or any agent, representative, sales intermediary or other third party, in each case, acting on behalf of the Company or any of its subsidiaries, in material violation of any Law or Order of any applicable anti-corruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1 et seq.), the U.K. Bribery Act 2010, federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b) and state law equivalents or any other applicable anti-corruption law of a similar nature.

3.22 Producers. Except as set forth in Section 3.22 of the Company Disclosure Schedule, in the past three (3) years, (a) each Producer, at any time that it solicited, negotiated, placed, wrote, sold, marketed or produced business for the Company or any of its subsidiaries, was duly licensed, authorized and appointed, in each case to the extent required by applicable Law for the type of business written, sold or produced or any recommendation made by such Producer on behalf of the Company, its applicable subsidiary or any non-affiliated company with which the Company or any of its subsidiaries has selling arrangements, (b) no Producer has violated in any material respect any term or provision of applicable Law relating to the soliciting, negotiating, placing, writing, selling, marketing or producing of such business for the Company, any of its subsidiaries or any non-affiliated company with which the Company or any of its subsidiaries has selling arrangements and (c) no Producer has been subject to any Order on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for the Company, any of its subsidiaries or any non-affiliated company with which the Company or any of its subsidiaries has any selling arrangements or any enforcement or disciplinary proceeding alleging any such violation, except in each of the foregoing clauses (a) through (c), for such failures to be licensed, authorized or appointed, or for violations or Orders, that have been cured, resolved or settled with the applicable Governmental Entities, are barred by an applicable statute of limitations or which would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. In the past three (3) years, there have been no Actions or claims against the Company or any of its subsidiaries in respect of sales practices with respect to any Producer for the Company or any of its subsidiaries.

3.23 No Other Representations. Except for the representations and warranties contained in this Article III (as qualified by the Company Disclosure Schedule), Section 9.16 and any certificate provided pursuant to this Agreement, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company, its subsidiaries or the transactions contemplated by this Agreement, and each of the Founders and the Company disclaims any other representations or warranties, whether made by the Founders, the Company or any of its Affiliates, officers, directors, employees, agents or other Representatives. Except for the representations and warranties contained in this Article III (as qualified by the Company Disclosure Schedule), Section 9.16 and any certificate provided pursuant to this Agreement, each of the Founders and the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (whether orally or in writing, in any data room relating to the transactions contemplated by this Agreement, in management presentations, functional “break-out” discussions, responses to questions or requests submitted by or on behalf of Parent or Merger Sub or in any other form in consideration for investigation of the transactions contemplated by this Agreement) to Parent or its Affiliates or Representatives (including any opinion, information, forecast, projection or advice that may have been or may be provided to Parent or its Affiliates or Representatives by any director, officer, employee, agent, consultant or other Representative of the Company or any of its Affiliates). Except for the representations and warranties contained in this Article III (as qualified by the Company Disclosure Schedule), Section 9.16 and any certificate provided pursuant to this Agreement, the Company makes no representations or warranties to Parent, Merger Sub or their respective Affiliates or Representatives regarding (i) merchantability or fitness for any particular purpose or (ii) the probable success or profitability of the Company or any of its subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub jointly and severally represents and warrants to the Company, subject to the exceptions disclosed in the disclosure schedules provided by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), as follows as of the date of this Agreement and as of the Closing Date:

4.1 Organization, Standing and Power.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of New Jersey, and has all requisite corporate power and authority necessary to own, lease or otherwise hold and operate all of its properties and assets and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington, and has all requisite corporate power and authority necessary to own, lease or otherwise hold and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Each of Parent and Merger Sub is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.

4.2 Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all requisite action of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 Noncontravention.

(a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of the certificate of incorporation or bylaws (or other comparable governing documents) of Parent or Merger Sub or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, contravene, conflict with or violate any Law or Order applicable to Parent or Merger Sub or (B) with or without notice, lapse of time or both, contravene, conflict with, violate, breach or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub is a party or accelerate or give rise to a right of termination, purchase, sale, cancellation, modification or acceleration of any of Parent’s or Merger Sub’s obligations under any such Contract or Permit or to the loss of any benefit under a Contract or Permit, except, in the case of clause (ii), for such contraventions, conflicts, violations, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No vote or consent of the holders of any class or series of share capital or other equity interest of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby. The votes or consents of Parent as the sole shareholder of Merger Sub (which will occur immediately following the execution and delivery of this Agreement) are the only votes or consents of the holders of any class or series of share capital or other equity interest of Merger Sub necessary to approve this Agreement, the Merger or the transactions contemplated hereby.

4.4 Governmental Approvals. Except for (a) filing of the Articles of Merger with the Washington Secretary pursuant to the WLLCA, (b) filings required under, and compliance with other applicable requirements of, the HSR Act and (c) such other filings, approvals and non-objections set forth in Section 4.4 of the Parent Disclosure Schedule, no consents, authorizations or approvals of, or filings, declarations or registrations with, any person or Governmental Entity are necessary for the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby.

4.5 Legal Proceedings. (a) There is no pending or threatened legal or administrative proceeding, claim, suit or action against Parent, Merger Sub or any of their respective properties, assets or businesses, by or before any Governmental Entity and (b) neither Parent nor Merger Sub is subject to any outstanding Order, in the case of each of clause (a) and (b), that would reasonably be expected to (i) have a material adverse effect on the ability of Parent or Merger Sub to enter into and perform its obligations under this Agreement or (ii) to the knowledge of Parent, materially impair the Company’s ability to achieve the Earn-Out Amount following the Closing.

4.6 Compliance With Laws. Except for such non-compliance as would not reasonably be expected to, individually or in the aggregate, (a) have a Parent Material Adverse Effect or (b) to the knowledge of Parent, materially impair the Company’s ability to achieve the Earn-Out Amount following the Closing, each of Parent and Merger Sub is in compliance with all Laws applicable to Parent and Merger Sub.

4.7 Availability of Funds. Parent has, and will have on the Closing Date, funds sufficient to pay (i) all amounts contemplated by Article II and (ii) all fees and expenses required to be paid by Parent and Merger Sub in connection with the transactions contemplated hereby.

4.8 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding share capital or other equity interests of Merger Sub are owned directly or indirectly by Parent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Merger Sub is a party relating to the issued or unissued share capital or other equity interests in Merger Sub or obligating Merger Sub to grant, issue or sell any shares, or other equity interests in Merger Sub, by sale or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.9 Acquisition for Investment. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Parent confirms that (a) the Company has made available to Parent and Parent’s Representatives (i) the opportunity to ask questions of the officers and management employees of the Company and its subsidiaries and

(ii) access to the documents, information and records of the Company and its subsidiaries, and Parent confirms that it has made an independent investigation, analysis and evaluation of the Company and its subsidiaries and their respective properties, assets, business, financial condition, documents, information and records and (b) it has reviewed all such documents, information and records made available to it as it has deemed necessary or appropriate to consummate the transactions contemplated hereby. Parent is acquiring the shares of the Surviving Company for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the shares of the Surviving Company. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent understands and agrees that the shares of the Surviving Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available thereunder, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

4.10 Per Share Stock Merger Consideration. The Per Share Stock Merger Consideration and shares of Parent Common Stock payable as part of the Per Share Earn-Out Payment, upon issuance to Shareholders in accordance with this Agreement, will be duly authorized and validly issued, fully paid, non-assessable and free and clear of Liens (other than transfer restrictions under securities Laws and the Transfer Restriction Agreement). Parent has, and at the Closing will have, sufficient authorized but unissued shares of capital stock to effect the issuance of the Aggregate Stock Merger Consideration and the Per Share Earn-Out Payment hereunder.

4.11 Parent SEC Reports and Financial Statements. Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements and other documents required to be filed by Parent since January 1, 2017 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents (a) complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002 (to the extent then applicable) and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.12 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, commission for payment or the reimbursement of expenses in connection therewith in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates, other than J.P. Morgan Securities LLC.

4.13 Non-Reliance. Each of Parent and Merger Sub, on behalf of themselves and their Affiliates and their respective Representatives, acknowledges and agrees that they have not relied on any representations or warranties except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Schedule), Section 9.16 and any certificate provided pursuant to this Agreement, and neither the Company nor any other Company Related Party or any other person has made or is making, and Parent and Merger Sub have not relied upon and are not relying upon, any other representations or warranties, oral or written, past, present or future, express or implied. In furtherance of the foregoing, except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Schedule), Section 9.16 and any certificate provided pursuant to this Agreement, neither Parent nor Merger Sub nor any of their Affiliates or their respective Representatives has relied upon or is relying upon the accuracy or completeness of any other information, made by, or made available by, the Company or any other Company Related Party, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure of any documentation or other information with respect to any one or more of the foregoing, including in certain “data rooms”, management presentations or other information provided or made available to Parent, Merger Sub or any of their Affiliates or their respective Representatives in anticipation or contemplation of any of the transactions contemplated hereby. For the avoidance of doubt, it is expressly acknowledged and agreed that the terms and conditions of the Employment Agreements, Restrictive Covenant Agreements and any other Contracts executed in connection with the transactions contemplated by this Agreement shall not be limited by the foregoing. Furthermore, in connection with the due diligence investigation of the Company and its business and operations by and on behalf of Parent and Merger Sub, Parent, Merger Sub and their Affiliates and their respective Representatives have received and may continue to receive from the Company and other Company Related Parties certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations and Parent and Merger Sub, on behalf of themselves and their Affiliates and their respective Representatives, hereby acknowledge and agree that none of the Company or any other Company Related Party has made or is making any representation or warranty with respect to, and none of Parent, Merger Sub or any of their Affiliates or their respective Representatives has relied upon, such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Each of Parent and Merger Sub, on behalf of themselves and their Affiliates or their respective Representatives, hereby acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which each of Parent and Merger Sub is familiar, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that none of Parent, Merger Sub or any of their Affiliates or their respective Representatives will have any claim against the Company or any other Company Related Party with respect thereto.

4.14 No Other Representations. Except for the representations and warranties contained in this Article IV (as qualified by the Parent Disclosure Schedule), neither Parent nor Merger Sub nor any of their respective Affiliates makes any other express or implied representation or warranty with respect to Parent or Merger Sub, any of their respective subsidiaries or the transactions contemplated by this Agreement, and each of Parent and Merger

Sub disclaims any other representations or warranties, whether made by Parent, Merger Sub or any of their respective Affiliates, officers, directors, employees, agents or other Representatives. Except for the representations and warranties contained in this Article IV (as qualified by the Parent Disclosure Schedule), each of Parent and Merger Sub hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished to the Company or its Affiliates or Representatives (including any opinion, information, forecast, projection or advice that may have been or may be provided to the Company or its Affiliates or Representatives by any director, officer, employee, agent, consultant or other Representative of Parent, Merger Sub or any of their respective Affiliates).

ARTICLE V

COVENANTS

5.1 Conduct of Business Prior to the Closing. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as provided by this Agreement or as required by applicable Law, during the period from the date of this Agreement through the Closing, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Company and its subsidiaries and the present relationships with officers, key employees, individual service providers, clients, insurance carriers, customers and suppliers of the Company and its subsidiaries in a manner consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly provided by this Agreement or as required by applicable Law, during the period from the date of this Agreement through the Closing, the Company shall not, and shall cause the subsidiaries of the Company not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) authorize for issuance, issue, sell, grant or subject to any Lien any Common Shares or other ownership interests of the Company, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such shares or other ownership interests, or any rights, warrants or options to purchase any such shares or other ownership interests (including for purposes of this Section 5.1, entering into any Phantom Share Agreement); provided, however, that the Company may issue Common Shares as required to be issued upon exercise or settlement of Options outstanding on the date hereof in accordance with the terms of the Company Stock Plan and the applicable award agreements thereunder, (ii) redeem, purchase or otherwise acquire or retire for value any of its outstanding Common Shares, or any rights, warrants or Options to acquire any such shares or any Phantom Share Awards, including making any payments to any of the Shareholders in respect of any loan capital or share capital or other securities of the Company being redeemed, purchased or repaid or any other return of capital, except in connection with withholding to satisfy Tax obligations with respect to Options or Restricted Shares, acquisitions in connection with the forfeiture of Options, Restricted Shares, or Phantom Share Awards, or acquisitions in connection with the net exercise of Options, in each case, that is outstanding on the date hereof and in accordance with the terms of the Company Stock Plan and the applicable award agreements thereunder as in effect on the date hereof, or (iii) split, combine, subdivide, consolidate or reclassify any Common Shares;

(b) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or recapitalization of the Company or any of its subsidiaries or amend the articles of incorporation or bylaws of the Company or the organizational documents of any of its subsidiaries;

(c) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money (excluding any letters of credit issued in the ordinary course of business) or any debt securities, other than intercompany indebtedness, borrowings under credit facilities in existence on the date hereof, and up to $12 million of additional Indebtedness incurred to fund working capital and general corporate purposes;

(d) sell, assign, transfer, convey, lease, license, mortgage or otherwise dispose of, or purchase or otherwise acquire, any properties, rights or assets (including the share capital of subsidiaries) except (i) sales, licenses and purchases of products and services of the Company and the Company Subsidiary in the ordinary course of business, (ii) such transactions pursuant to Material Contracts in force on the date of this Agreement, (iii) dispositions of obsolete or immaterial assets or (iv) transfers among the Company and its wholly owned subsidiaries;

(e) sell, transfer, assign, license, pledge, encumber, abandon, dedicate to the public, permit to lapse or otherwise dispose of any material Intellectual Property (except in the ordinary course of business consistent with past practice);

(f) make any acquisitions of (including by merger, consolidation or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or equity interests therein or any equity interests or material assets thereof, in a single transaction or a series of related transactions;

(g) make any loan, advance or capital contribution to, or investment in, any person (other than (i) loans, advances or capital contributions to or investments in a wholly-owned subsidiary of the Company and (ii) advances to employees for expenses not to exceed $10,000 individually or $100,000 in the aggregate in the ordinary course of business consistent with past practice);

(h) authorize or pay any dividends or make any distribution with respect to its outstanding shares (whether in cash, assets, shares or other securities of the Company or any of its subsidiaries), except dividends and distributions paid or made by any of the subsidiaries of the Company to the Company;

(i) pay, discharge, settle or compromise any pending or threatened suit, action or claim which (i) requires payment by the Company or the Company Subsidiary (exclusive of attorney’s fees) in excess of $20,000 in any single instance or in excess of $100,000 in the aggregate or (ii) imposes any obligations (other than for the payment of money, a release of claims, confidentiality and other obligations customarily included in monetary settlements) or restrictions on the operations of the Company or the Company Subsidiary;

(j) take any of the following actions without prior consultation with Parent, unless such action would otherwise be permitted pursuant to subsection 2.8(d)(ii) of Schedule 2.8 (if such subsection were in effect as of the date of such action) and the Company consults with Parent prior to taking such action: hire or promote any individual into a role with an annual base salary of $200,000 or above, or terminate the employment of any Key Employee, any employee who holds Restricted Shares or any employee with an annual base salary of $200,000 or above (other than for “cause”);

(k) enter into any employment contract providing for annual base salary of $200,000 or more or amend in any material respect the terms of any such existing employment contract or an agreement with any individual service provider;

(l) except as required by applicable Law or the terms of any Company Plan, (i) increase or agree to increase the compensation or employee benefits payable or provided to any employee, service provider or director of the Company or any of its subsidiaries, (ii) grant, accelerate or modify the period of exercisability or vesting of equity awards or other long-term incentives or take any action to secure the payment of any compensation payable under any Company Plan, (iii) establish, adopt, enter into, materially amend or terminate any Company Plan (or any plan or agreement that would be a Company Plan if in effect on the date hereof) or collective bargaining agreement or (iv) enter into any severance, retention, change in control, transaction bonus or similar agreement or arrangement with any employee or individual service provider of the Company or any of its subsidiaries;

(m) make any changes in financial or Tax accounting methods, principles, practices, policies or procedures (or change an annual accounting period), except as may be required under GAAP;

(n) make or change any material Tax election, file any amendment to any Tax Return with respect to any material amount of Taxes, settle or compromise any material Tax claim or assessment relating to the Company or any of its subsidiaries;

(o) modify, amend, terminate or waive in any material respect any rights under any Material Contract, in each case other than in the ordinary course of business, or enter into any new Contract that would be a Material Contract if entered into prior to the date hereof, in each case other than in the ordinary course of business;

(p) make, authorize or enter into any commitment for capital expenditures of the Company or its subsidiaries not contemplated by the 2019 capital expenditure budget previously provided to Parent in excess of $10,000 for each commitment and $100,000 for all commitments in the aggregate;

(q) enter into or modify any Contract with any Shareholder or Affiliate thereof (other than the Company Subsidiary), other than Company Plans and any action with respect to changes in compensation and benefits permitted pursuant to Section 5.1(l);

(r) (i) acquire any real property or any direct or indirect interest in any real property or (ii) enter into any lease, sublease, license or occupancy agreement for any real property or terminate or materially amend, or otherwise transfer, sublease, assign, sell or dispose of any of its interest in, any Real Property Lease;

(s) grant the creation of any Lien (other than Permitted Liens) on any material properties, assets or rights of the Company or any of its subsidiaries, other than Liens securing Indebtedness not prohibited by Section 5.1(c) above;

(t) take any action that results in Leakage; or

(u) agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 5.1.

5.2 Access to Information; Confidentiality.

(a) Prior to the Closing, upon reasonable prior written notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause its subsidiaries to, afford to the Representatives of Parent and Merger Sub, during normal business hours and in a manner as to not interfere with the normal operation of the Company and its subsidiaries during the period prior to the Closing Date, reasonable access to the Company’s and its subsidiaries’ properties, books, Contracts, commitments, Tax Returns and records, and to their directors, officers, employees, accountants, counsel and other Representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent and Merger Sub such information concerning their businesses, properties and personnel, in each case as Parent and Merger Sub may reasonably request to effect the consummation of the transactions contemplated by this Agreement; provided, however, that such right shall not apply to information subject to an attorney-client privilege (it being understood that the parties shall, and shall cause their respective Affiliates to, use reasonable best efforts to enable such information to be furnished or made available to the requesting party or its Representatives without jeopardizing attorney-client privilege, including by entering into a customary joint defense agreement or common interest agreement with the requesting party to the extent such an agreement would preserve the applicable privilege). The Company shall have the right to have one or more of its Representatives present at all times during any such reviews, examinations or discussions.

(b) Prior to the Closing, (i) any information provided to or obtained by Parent or Merger Sub pursuant to this Section 5.2 or any other provision of this Agreement will be subject to the Confidentiality Agreement and shall be held by Parent and Merger Sub in accordance with and be subject to the terms and conditions of the Confidentiality Agreement and (ii) each of Parent and Merger Sub agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, which provisions are hereby incorporated herein by reference.

(c) From and after the Closing, subject to the execution of a mutually agreed non-disclosure agreement on customary terms, in connection with any necessary business purpose relating to the Shareholders’ ownership of the shares of the Company or their, or any of their Affiliates’, status as a current or former officer, director or shareholder of the Company or any of its subsidiaries, including preparation of governmental or regulatory reporting obligations, or the resolution of any claims made against or incurred by the Shareholders in respect of periods prior to the Closing, for a period of seven (7) years (or such longer period as may be required by applicable Laws) after the Closing, Parent shall cause the Surviving Company and its subsidiaries to (i) retain the books and records relating to the Surviving Company and its subsidiaries with respect to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and its subsidiaries and (ii) upon reasonable advance notice and, subject to applicable Laws relating to the exchange of information (it being agreed that Parent shall cause the Surviving Company and its subsidiaries to make reasonable and appropriate substitute disclosure arrangements under circumstances in which such Laws apply), Parent and the Surviving Company shall, and shall cause each of the Surviving Company’s subsidiaries to, afford to the Shareholders and their respective Representatives, during normal business hours following the Closing Date, and in a manner as to not unreasonably interfere with the normal operation of the Surviving Company and its subsidiaries, reasonable access to the Surviving Company’s and each of its subsidiaries’ properties, books, Contracts and records, and to their officers, employees, accountants, counsel and other representatives and, during such periods the Surviving Company shall, and shall cause its subsidiaries to, make available to the Shareholders all information concerning their businesses, properties and personnel as they may reasonably request for the purposes described above; provided, however, that such right shall not (x) apply to information subject to an attorney-client privilege (it being understood that the parties shall, and shall cause their respective Affiliates to, use reasonable best efforts to enable such information to be furnished or made available to the requesting party or its Representatives without jeopardizing attorney-client privilege, including by entering into a customary joint defense agreement or common interest agreement with the requesting party to the extent such an agreement would preserve the applicable privilege) or (y) cause the Surviving Company or any of its subsidiaries to violate any applicable legal or confidentiality obligations (it being further agreed that the parties will work in good faith to allow for such disclosure or access in a manner that does not result in the events set out in clauses (x) and (y)).

(d) At least five (5) Business Days but not more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Parent an updated Section 3.5(b) of the Company Disclosure Schedule as of the date of delivery of such schedule that includes the Company’s good faith estimate of such schedule as of immediately prior to the Closing.

5.3 Efforts; Approvals.

(a) Subject to the terms and conditions of this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, and shall cause their respective Affiliates and subsidiaries to use reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such parties or their subsidiaries with respect to the transactions contemplated hereby (including making all legally required filings) and to consummate the transactions contemplated hereby as promptly as practicable and (ii) to obtain (and to cooperate with the other parties to obtain) as promptly as practicable any consent, authorization, non-objection, Order or approval of, or any exemption by, any Governmental Entity that is required to be obtained by them or any of their respective subsidiaries in connection with the transactions contemplated hereby, and to comply with the terms and conditions of any such consent, authorization, Order or approval.

(b) In furtherance of the foregoing, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, undertakes and agrees to file as soon as practicable, but in all cases, (i) within ten (10) Business Days following the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), with respect to which the parties shall request early termination of the applicable waiting period, and (ii) within five (5) Business Days following the date hereof, filings with respect to the Governmental Approvals set forth on Section 4.4 of the Parent Disclosure Schedule.

(c) Each of Parent, Merger Sub and the Company, as applicable, shall (A) respond as promptly as practicable to any inquiries or requests for additional information or documentation received from any Governmental Entity, (B) not extend any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, (C) defend through litigation (including appealing any adverse decisions) any claim asserted in any court by any party, excluding any Governmental Entity, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding under any Law, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date, and (D) negotiate, commit and effect all steps required in order to avoid or eliminate impediments under any Laws that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Outside Date, including sales, divestitures or dispositions of assets or businesses of Parent or its subsidiaries (including the Company or the Company Subsidiary) or committing to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent or its subsidiaries (including the Company or the Company Subsidiary) (such actions referred to in clause (D), collectively, “Antitrust Remedies”). Notwithstanding anything in this Section 5.3 to the contrary, in no event shall Parent or Merger Sub be required to undertake, or agree to undertake, any Antitrust Remedies that would result in a material adverse effect on the Company or on any business line of Parent or any of its subsidiaries as set forth in Section 5.3(c) of the Parent Disclosure Schedule (any such Antitrust Remedy, a “Burdensome Condition”). At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or its subsidiaries, provided, that any such action shall be conditioned upon the consummation of the Closing and the transactions contemplated hereby. Parent and Merger Sub shall be solely responsible for and shall pay all filing fees payable to the FTC, the Antitrust Division or any other Governmental Entity in connection with the antitrust, competition or trade regulation matters contemplated by this Agreement.

(d) Each of Parent and the Company shall promptly furnish to the other party copies of any notices or written communications, and keep the other party informed of any substantive oral communications, in each case received by such party or its Affiliates from any Governmental Entity with respect to the transactions contemplated by this Agreement, and each of Parent and the Company shall permit counsel to the other party an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications (including, for the avoidance of doubt, any filings or notices) by such party or its Affiliates to any Governmental Entity, including the FTC and the Antitrust Division, concerning the transactions contemplated by this Agreement. Parent agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or substantive discussions, either in person or by telephone, between Parent or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, including the FTC and Antitrust Division, on the other hand, to the extent reasonably practical and permitted by such Governmental Entity concerning or in connection with the transactions contemplated hereby.

(e) In no event shall the Company or the Company Subsidiary be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby. Without limitation of Parent’s obligations under Section 5.3(b), neither the Company nor its subsidiaries shall propose, negotiate or agree to (i) pay any material consent fees or (ii) undertake any other conditions imposed by any Governmental Entity, in each case, in consideration for any third party or Governmental Entity providing any consent, authorization, Order or approval of, or any exemption by, such third party or Governmental Entity that is required to be obtained in connection with the transactions contemplated hereby, without the prior written consent of Parent.

(f) Without limiting the parties’ obligations under this Section 5.3, upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties hereto shall use their reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties and (ii) the execution and delivery of such instruments, and the taking of such other actions, as the other party may reasonably require in order to carry out the intent of this Agreement.

(g) Each of the Founders shall exercise the drag-along rights that he has under the Shareholders Agreement to cause each Shareholder (as such term is defined in the Shareholders Agreement) party thereto to execute and deliver such instruments (including duly executed and completed Letters of Transmittal and duly executed counterparts to the Transfer Restriction Agreement), and take such other actions, as may reasonably be required in order to carry out the intent of this Agreement.

5.4 Directors’ and Officers’ Indemnification.

(a) The provisions of the constituent documents of the Company and the Company Subsidiary concerning the elimination of liability and indemnification of directors or other persons shall not be amended in any manner that would adversely affect the rights thereunder of any person that is as of the date hereof or the Effective Time covered under any such elimination of liability or indemnification provisions. In addition to the foregoing, from and after the Effective Time for a period of six (6) years, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless (or cause to be indemnified and held harmless), to the maximum extent permitted by applicable Law, each person who is, or at the Closing Date will be, a current or former director, employee or officer of the Company or the Company Subsidiary (the “D&O Indemnitees”) against all Losses arising out of or pertaining to acts or omissions (or alleged acts or omissions) of the D&O Indemnitees, or any of them, in their capacities as such. To the maximum extent permitted by applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and the Surviving Company shall (and Parent shall cause the Surviving Company to) promptly advance expenses in connection with such indemnification to the extent permitted under applicable Law; provided, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Laws or the Company’s or its applicable subsidiary’s organizational documents, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of this Section 5.4 are (i) intended to be for the benefit of, and shall be enforceable by, each person released or entitled to indemnification or other benefit hereunder, and each such person’s heirs, representatives, successors and assigns, it being expressly agreed that such persons shall be third-party beneficiaries of this Section 5.4 and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such person may have by Contract or otherwise. The Surviving Company shall not (and Parent shall cause the Surviving Company not to) (x) amend the provisions of this Section 5.4 in a manner that would adversely affect any such third-party beneficiary without the prior written consent of such third-party beneficiary or (y) following the Closing, enter into, or permit any of its Affiliates to enter into, any merger, consolidation or other transaction unless the obligations imposed by this Section 5.4 are assumed by the surviving or resulting entity (including by operation of Law).

(c) The Surviving Company shall (and Parent shall cause the Surviving Company to), from time to time following the Closing, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by any D&O Indemnitee to implement the provisions of this Section 5.4.

5.5 Employee Benefits.

(a) Parent agrees that, for a period of twelve (12) months following the Closing Date (the “Benefit Protection Period”), it shall provide or cause the Surviving Company to provide to each employee of the Company or the Company Subsidiary as of the Closing (“Continuing Employees”) (i) base wages and salaries that are no less than those provided to such Continuing Employee immediately prior to the Closing, (ii) annual cash incentive compensation opportunities that are no less favorable than those provided to such Continuing Employee as of immediately prior to the Closing that are otherwise consistent with subsection 2.8(d)(ii) of Schedule 2.8 and (iii) other employee benefits that are substantially comparable in the aggregate to either those in effect under the Company Plans immediately prior to the Closing or those offered to similarly situated employees of Parent, but in all cases excluding equity and equity based and long-term (including multi-year variable) incentives, retention bonuses, transaction bonuses, change in control entitlements, non-qualified deferred compensation arrangements and, unless required by applicable Law, defined benefit pension or retiree medical benefits. Without limiting the generality of the immediately preceding sentence,

Parent shall provide or cause the Surviving Company to provide to each Continuing Employee whose employment is involuntarily terminated without “cause” during the Benefit Protection Period severance benefits equal to the severance benefits for which such Continuing Employee was eligible as of immediately prior to the Effective Time taking into account each Continuing Employee’s service with the Company and its subsidiaries (and any predecessor entities to the extent the Company has provided credit for such service) and, after the Effective Time, Parent and its subsidiaries.

(b) Parent shall, or shall cause the Surviving Company to, assume and honor the Company Plans listed on Section 3.13(a) of the Company Disclosure Schedule in accordance with their terms. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Plans will occur at the Effective Time.

(c) With respect to any employee benefit plans of Parent or its subsidiaries (other than a Company Plan) in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Company to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, (ii) with respect to the plan year in which the Effective Date occurs, provide each such employee and his or her eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to becoming eligible to participate in the New Plans under an analogous Company Plan, to the same extent that such credit was given under the analogous Company Plan prior to becoming eligible to participate in the New Plans, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with the Company and the Company Subsidiary in any New Plan for purposes of eligibility, vesting and level of benefits, but not for benefit accrual purposes, to the same extent that such service was taken into account under the analogous Company Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service.

(d) The Company shall take such actions as are necessary so that no Option may be exercised on or following the date that is three (3) Business Days prior to the Closing and shall provide each holder of Options that are or will be Vested Options on or prior to the Closing with notice of such actions at least ten (10) Business Days prior to effectiveness of such actions in order to allow such Option Holder to exercise his or her Vested Options prior to such effectiveness. Effective as of immediately prior to the Closing, the Company shall terminate the Company Stock Plan, except to the extent that Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that the Company Stock Plan shall not be terminated. The Company shall provide Parent with evidence that the Company Stock Plan has been so terminated pursuant to resolutions of the board or any applicable committee thereof. The Company shall provide Parent with a reasonable opportunity to review resolutions and other documents in respect of the actions set forth in this Section 5.5(d).

(e) As soon as reasonably practicable following the date hereof (and in any event prior to the Closing), the Company shall take the actions set forth on Section 5.5(e) of the Company Disclosure Schedule.

(f) Not later than three (3) Business Days prior to the Closing, the Company shall grant, contingent on the Closing, Transaction Bonus Units to each of the Transaction Bonus Unit Recipients, who are listed on Section 5.5(f) of the Company Disclosure Schedule, and shall use its reasonable best efforts to obtain signatures to the Transaction Bonus Unit Agreements from all Transaction Bonus Unit Recipients prior to the Closing. The number of Transaction Bonus Units to be granted, the vesting schedule applicable to such Transaction Bonus Units and the Deemed Exercise Price of such Transaction Bonus Units in respect of each Transaction Bonus Unit Recipient shall be as set forth on Section 5.5(f) of the Company Disclosure Schedule. The Transaction Bonus Units shall be granted pursuant to the award agreement in the form attached hereto as Exhibit H.

(g) Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s or the Company’s or any of its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

5.6 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b) Tax Certificates. The Shareholder Representative shall deliver to Parent a certification substantially in the form of the sample certification under Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) in respect of New Holdco, certifying that New Holdco is not a foreign person.

(c) Cooperation and Exchange of Information. Parent, the Company and the Shareholder Representative shall provide to each other such reasonable cooperation, documentation and information relating to the Company and its subsidiaries as any of them may request that is reasonably necessary in filing any Tax Return, amended Tax Return or claim for refund or conducting any Tax Proceeding or other claim or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to relevant rulings or other relevant determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of relevant property and other relevant information, which the Company or Parent, or any of their respective subsidiaries, or the Shareholder Representative may possess. For the avoidance of doubt, Parent shall not be required to provide copies of any consolidated Tax Returns or any other tax documentation or information that does not relate exclusively to the Company and its subsidiaries. The Company, Parent and the Shareholder Representative shall each make its employees or Representatives reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(d) Pre-Closing Tax Period; Certain Covenants. Notwithstanding anything to the contrary in this Agreement, all U.S. federal income tax audits, claims or proceedings of the Company (“Tax Proceedings”) with respect to any taxable period (or portion thereof) that ends prior to or on the Closing Date (a “Pre-Closing Tax Period”) shall be controlled by the Shareholder Representative; provided, that Parent may participate in such Tax Proceeding, and no such Tax Proceeding that could have an adverse Tax impact on Parent or any of its subsidiaries shall be settled without the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, all other Tax Proceedings shall be controlled by Parent. The Shareholder Representative shall prepare (or cause to be prepared) all U.S. federal, state and local income Tax Returns for the Company for any Pre-Closing Tax Period. The Shareholder Representative shall provide Parent with copies of any such Pre-Closing Tax Period Tax Returns that are to be filed by Parent for Parent’s review and consent (not to be unreasonably withheld) not less than thirty (30) days prior to the due date for filing (it being agreed and understood that, for the avoidance of doubt, the final IRS Form 1120-S and any Schedules K-1 thereto of the Company (or New Holdco) and any analogous state or local Tax Return is not required to be filed by Parent and is not subject to this sentence). The Company (or New Holdco) shall timely file, or cause to be timely filed, any such Pre-Closing Tax Period Tax Returns that are due on or before the Closing Date, and Parent shall timely file, or cause to be timely filed, any such Pre-Closing Tax Period Tax Returns that are due after the Closing Date. Parent shall furnish to the Shareholder Representative as soon as reasonably practicable after the Closing Date all information concerning the Company required for the preparation of income Tax Returns of the holders of Common Shares, including Schedules K-1 (or equivalent information) for such holders, in sufficient detail to enable each holder to prepare its U.S. federal, state and local income Tax Returns with respect to the Pre-Closing Tax Period that includes the Closing Date. Except with the prior written consent of the Shareholder Representative or as otherwise required by Law, Parent shall not, and shall not cause or permit any of its Affiliates (including the Company and its subsidiaries after the Closing) to (i) make, change or revoke any Tax election (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3) with respect to the Company or any of its subsidiaries that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date or (ii) amend or cause to be amended any Tax Return of the Company or any of its subsidiaries for a taxable period (or portion thereof) ending on or before the Closing Date.

(e) Purchase Price Allocation.

(i) For Tax purposes, Parent and the Shareholder Representative agree to (and agree to cause their respective Affiliates to) allocate the aggregate Per Share Cash Merger Consideration and any other amounts treated as consideration for such Tax purposes among the assets deemed sold for U.S. federal income tax purposes in accordance with applicable Tax Law, including Section 1060 of the Code, and this Section 5.6(e) (such allocation, the “Allocation”); provided that the amounts allocated to the intangible assets of the Company and its subsidiaries shall be consistent with the valuations arrived at by a “Big 4” accounting firm engaged (and paid for) by Parent for such purposes and furnished to the Shareholder Representative.

(ii) No later than sixty (60) days after the Closing, the Shareholder Representative shall deliver to Parent a proposed draft of the Allocation (the “Shareholder Representative Draft Allocation”). If Parent disagrees with the Shareholder Representative Draft Allocation, Parent may, within thirty (30) days after delivery of the Shareholder Representative Draft Allocation, deliver a notice (the “Parent’s Allocation Notice”) to the Shareholder Representative to such effect, specifying those items as to which Parent disagrees and setting forth Parent’s proposed Allocation. If Parent’s Allocation Notice is duly delivered, Parent and the Shareholder Representative shall negotiate in good faith to resolve any disputes regarding Parent’s Allocation Notice and the Shareholder Representative Draft Allocation. If Parent and the Shareholder Representative are unable to resolve any dispute regarding such proposed Allocation within thirty (30) days of the Shareholder Representative’s receipt of Parent’s Allocation Notice, the parties shall submit the dispute for resolution to Deloitte Touche Tohmatsu Limited (the “Independent Accounting Firm”), which shall be directed to, within thirty (30) days after such submission, determine and report to the parties upon such remaining disputes with respect to the Allocation, and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Parent and the Shareholder Representative. The Allocation as determined pursuant to this Section 5.6(e)(ii) (the “Final Allocation”) shall be conclusive and binding on all parties.

(iii) Parent shall, and shall cause its Affiliates to, and the Founders shall cause New Holdco to, and to cause its Affiliates to (A) prepare and file all Tax Returns in a manner consistent with the Final Allocation and (B) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of applicable state, local or foreign Law. If any Governmental Entity disputes the Final Allocation, the party receiving notice of the dispute shall promptly notify the other parties hereto, and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Final Allocation, as the case may be.

(f) Certain Deductions. The parties agree and acknowledge that the Company or New Holdco, as the case may be, shall be entitled to take any deduction for U.S. federal and applicable state and local income tax purposes attributable to (i) any payment to any service provider of the Company or New Holdco that occurs, and is attributable to services performed, at or before the Closing, (ii) any Closing Option Payment made pursuant to Section 2.1(d)(ii)(A), (iii) any Closing Transaction Bonus Unit Payment pursuant to Section 2.1(d)(iv)(A), and (iv) any Closing Phantom Award Payment in respect of any Vested Phantom Share Awards made pursuant to Section 2.1(e)(i)(A), and neither Parent nor the Surviving Company shall take any such deduction in respect of any such payment described in clauses (i) through (iv) of this Section 5.6(f).

5.7 Publicity. Parent and the Company shall (a) develop a joint communications plan, (b) ensure that all press releases and other public statements with respect to the transactions contemplated hereby are consistent with such joint communications plan and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity, (iii) communications that are substantially similar to communications previously approved pursuant to this Section 5.7 or (iv) an obligation pursuant to any listing agreement with or rules of any securities exchange, consult with each other and obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby that is not consistent with prior public disclosures.

5.8 Termination of Related Party Agreements. The Company and, to the extent a party thereto, the Founders, shall take such actions as may be necessary to terminate all Related Party Agreements other than those set forth on Section 5.8 of the Company Disclosure Schedule, which termination shall be effective as of or prior to the Closing and shall not result in any further obligations of the Company or its Affiliates from and after the Closing.

5.9 Exclusivity.

(a) From the date hereof through the Closing or earlier termination of this Agreement, the Company and the Founders shall not, and shall cause their respective Affiliates not to, and shall instruct and cause their respective Affiliates to instruct their respective Representatives not to, directly or indirectly, solicit, initiate, facilitate, continue, encourage, enter into or participate in any discussions or negotiations or communications with, or provide any information to, or enter into any agreement, understanding, commitment or letter of intent with, any person or group of persons (other than Parent and its Affiliates and their respective Representatives regarding the transactions contemplated by this Agreement) concerning any change of control transaction, consolidation, merger, business combination, purchase or disposition of share capital or other equity interest in the Company or its subsidiaries, or sale of any substantial portion of the assets of the Company or its subsidiaries, in each case however structured, other than pursuant to this Agreement.

(b) The Company and the Founders shall and shall cause their respective Affiliates and Representatives to (i) immediately cease any discussions or negotiations of the nature described in Section 5.9(a), if any, and (ii) as soon as practicable following the date hereof request in writing that all prospective purchasers of the Company to whom nonpublic information concerning the Company has been distributed on or prior to the date hereof in connection with the current process relating to the sale of the Company (other than Parent, Merger Sub and their respective Representatives acting on their respective behalf) return such information to the Company (or destroy such information) in accordance with the terms of the confidentiality agreements between the Company and such prospective purchasers.

5.10 Electronic Data Room. At or prior to the Closing, the Company shall deliver to Parent a complete and correct electronic copy of the virtual data site titled “Rain” established by the Company and maintained at https://dataroom.ansarada.com (the “Electronic Data Room”) as in existence on the date hereof.

5.11 Pre-Closing Restructuring. The Company and the Founders shall consummate the Pre-Closing Restructuring prior to the Closing in accordance with Schedule 5.11. For the avoidance of doubt, any modification to Schedule 5.11 shall require the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.

5.12 Distribution of Merger Consideration. The Founders shall cause New Holdco to distribute or cause to be distributed the rights to receive the Aggregate Cash Merger Consideration, the Aggregate Stock Merger Consideration and the Earn-Out Amount as provided in the Distribution and Liquidation Agreement.

5.13 Company Shareholder Approval. Promptly after the execution and delivery of this Agreement by each party, the Company shall deliver notice pursuant to Section 23B.07.040 of the WBCA to each holder of Nonvoting Common Stock who did not previously execute the written consent reflecting the Shareholder Approval.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party hereto to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or waiver at the Closing of the following conditions:

(a) Governmental Approvals. The Governmental Approvals listed in Section 4.4 of the Parent Disclosure Schedule shall have been obtained without imposition of a Burdensome Condition and shall remain in full force and effect, and the waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition enjoining or otherwise preventing or prohibiting the consummation of the transactions contemplated hereby shall have been entered after the date hereof and shall be in effect.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction or waiver by Parent at the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.1 (Organization, Standing and Power) and Section 3.2 (Authorization) of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date, (ii) set forth in Section 3.5 (Capitalization) and Section 3.20 (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date) and (iii) set forth in Article III, other than those described in clauses (i) and (ii) hereof, shall be true and correct (without giving effect to qualifications or limitations as to “materiality”, “Company Material Adverse Effect” or words of similar import as set forth therein) as of the date hereof and as of the Closing Date as though made on and as of such date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date), except to the extent that the failure to be true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. Each of the Company and the Founders shall have performed or complied with, in all material respects, the obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. An officer of the Company shall have executed and delivered to Parent on behalf of the Company a certificate certifying that the Company has satisfied the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d) Shareholder Approval. The Shareholder Approval shall have been obtained and shall be continuing in full force and effect.

(e) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred (provided that, for purposes of this Section 6.2(e), no effect, event, change, development, occurrence or circumstance shall, to the extent it was specifically disclosed or specifically described in the Company Disclosure Schedule, contribute to the finding of or constitute a Company Material Adverse Effect).

(f) Key Employees. Each Key Employee identified on Section 6.2(g)(i) of the Company Disclosure Schedules shall not have revoked or terminated his or her applicable Employment Agreement, Restrictive Covenant Agreement and Liquidation Proceeds Agreement and shall not have terminated his or her employment with the Company (excluding for such purpose if such agreements, other than the agreements of the Founders, are revoked or terminated or such person’s, other than a Founder’s, employment is terminated prior to the Closing as a result of death or disability).

(g) Pre-Closing Restructuring. The Pre-Closing Restructuring shall have been consummated in accordance with the steps set forth in Schedule 5.11.

6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is further subject to the satisfaction or waiver by the Company at the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (without giving effect to qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” or words of similar import as set forth therein) as of the date hereof and as of the Closing Date as though made on and as of such date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date), except to the extent that the failure to be true and correct has not had or would not reasonably be expected to have a Parent Material Adverse Effect (or a material adverse effect on the Surviving Company’s ability to achieve the Earn-Out Amount).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with, in all material respects, the obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. An officer of each of Parent and Merger Sub shall have executed and delivered to the Company on behalf of the Parent and Merger Sub a certificate certifying that each of Parent and Merger Sub has satisfied the conditions set forth in Section 6.3(a) and Section 6.3(b).

6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if a material cause of such failure was the failure of such party to perform or comply with any of its obligations under this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if there shall have been enacted any Law or if any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order or taken any other action, in each case after the date hereof and in each case permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby;

(c) by either the Company or Parent if the transactions contemplated by this Agreement shall not have been consummated on or before the later of (i) the one hundred fiftieth (150th) day following the date hereof and (ii) if any party hereto brings any claim, action or proceeding for injunction, specific performance or other equitable relief as provided in Section 9.9, prior to the date referenced in clause (i) above and against any other party hereto, the date that is five (5) Business Days after the date on which such claim, action or proceeding has been finally resolved pursuant to a non-appealable order, decree or ruling of a court of competent jurisdiction (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to or on behalf of any party whose action or failure to act has been a material cause of or resulted in the failure of the Closing to be consummated on or prior to such date; and

(d) by either the Company or Parent if there shall have been a breach by Parent or Merger Sub, on the one hand, or the Company, on the other hand, of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2 (in the case of a breach by the Company) or Section 6.3 (in the case of a breach by Parent or Merger Sub), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days after providing written notice of such breach to the breaching party and (ii) the Outside Date.

Any proper termination of this Agreement pursuant to this Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto or its respective Affiliates, directors, officers, employees, shareholders, partners, members or other Representatives, other than pursuant to the provisions of Section 5.2(b) (Confidentiality), Section 5.7 (Publicity), this Section 7.2 (Effect of Termination) and Article IX (General Provisions) (which Sections and Articles shall survive any termination of this Agreement); provided, that no such termination of this Agreement shall relieve or otherwise affect the liability of any party hereto for any willful and intentional breach of this Agreement by such party prior to such termination. For purposes hereof, a “willful and intentional breach” shall mean a material breach of any material representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act undertaken or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to act would cause a breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Covenants.

(a) The covenants, agreements and obligations contained in this Agreement required to be performed or complied with prior to the Closing shall survive the Closing until the date on which the Buyer’s Annual Report on Form 10-K for the year in which the Closing occurs is required to be filed with the U.S. Securities and Exchange Commission, and all other covenants and agreements contained in this Agreement shall survive in accordance with their respective terms (or until the applicable statute of limitations has expired, if no term for performance is specified).

(b) Notwithstanding anything to the contrary contained herein, any breach of any covenant, agreement or obligation contained in this Agreement or any matter set forth on Schedule 8.2 or Schedule 8.2A in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1, Schedule 8.2 or Schedule 8.2A, as applicable, if written notice of a claim hereunder with respect thereto shall have been given by the Parent Indemnified Party to the Founders in accordance with the terms of this Agreement prior to such time.

8.2 Indemnification of Parent. From and after the Closing Date, the Founders shall severally and not jointly (and not jointly and severally), in proportion to their relative ownership of Voting Common Stock as of immediately prior to the Closing, indemnify and hold harmless Parent, Merger Sub, its Affiliates (including, after the Closing, the Surviving Company and its subsidiaries) and their respective successors (collectively, the “Parent Indemnified Parties”) from and against Losses incurred by any Parent Indemnified Party that result from (a) any Founder intentionally taking any action, or intentionally failing to take any action, that causes a breach of any covenant, agreement or obligation required to be performed pursuant to this Agreement by the Company prior to the Closing (and if only one Founder meets the foregoing standard only such Founder shall be liable hereunder with respect to the applicable claim but such Founder, for the avoidance of doubt, shall be liable for 100% of the applicable Losses, subject to the limitations set forth in this Article VIII) or (b) the matters set forth on Schedule 8.2 or Schedule 8.2A; provided, however, that the Parent Indemnified Parties’ rights to assert claims for Losses pursuant to this Section 8.2 shall be subject to the limitations set forth in this Article VIII (except, to the extent applicable, as provided in Schedule 8.2 or Schedule 8.2A). The Founders in their sole discretion may elect to satisfy any indemnification obligation under this Section 8.2 by forfeiting shares of Parent Common Stock then held by the Founders having an aggregate value equal to the amount of such indemnification obligation, with such shares valued at the greater of (i) the Parent Stock VWAP and (ii) the average of the daily volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (or on the principal exchange on which the shares of Parent Common Stock are then traded) for the thirty (30) consecutive days on which the New York Stock Exchange (or such other exchange) is open for trading ending on the last such day immediately prior to the date of such forfeiture.

8.3 Limitations.

(a) Subject to the additional limitations set forth in this Article VIII, the Founders shall not be liable to the Parent Indemnified Parties for indemnification under Section 8.2(a) (i) unless and until the Parent Indemnified Parties have incurred Losses with respect to any individual claim or series of related claims in excess of $100,000 (the “De Minimis Threshold”), in which case the Parent Indemnified Parties shall be entitled to seek recovery for all Losses from the first dollar; provided that, once recovery pursuant to Section 8.2(a) has reached $500,000 in the aggregate, the De Minimis Threshold shall no longer apply. Subject to the additional limitations set forth in this Article VIII, the Founders shall be liable to the Parent Indemnified Parties for indemnification under Section 8.2(b) only as provided in Schedule 8.2 or Schedule 8.2A, as applicable.

(b) Except as provided in Schedule 8.2 or Schedule 8.2A, as applicable, the maximum aggregate liability of the Founders under this Article VIII for Losses indemnified under Section 8.2 shall not exceed $117,500,000 in the aggregate for both Founders taken together (the “Cap”).

(c) For purposes of this Article VIII, the Founders shall not be liable for (i) punitive or exemplary damages or (ii) any other damages to the extent such damages are not reasonably foreseeable; provided that the foregoing provision of this Section 8.3(c) shall not limit any Parent Indemnified Party’s ability to recover any such losses actually paid to any unaffiliated third party in connection with a claim by an unaffiliated third party.

8.4 Direct Claims. In the event any Parent Indemnified Party has a claim for indemnity under Section 8.2 against the Founders that does not involve a Third-Party Claim, such Parent Indemnified Party shall provide prompt written notice of such claim to the Founders.

Such notice shall set forth in reasonable detail such claim and the basis for and anticipated amount of indemnification. The failure to so notify the Founders shall not relieve the Founders of their obligations hereunder, except to the extent such failure shall have prejudiced the Founders.

8.5 Third-Party Claims.

(a) In the event any Parent Indemnified Party seeks indemnification under Section 8.2, it shall provide prompt written notice to the Founders of the assertion of any claim or the commencement of any suit, action or proceeding by any third-party (“Third-Party Claim”) in respect of which indemnity may be sought hereunder. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for and anticipated amount of indemnification. The failure to so notify the Founders shall not relieve the Founders of their obligations hereunder, except to the extent such failure shall have prejudiced the Founders.

(b) Subject to the limitations below and except as provided in Schedule 8.2 or Schedule 8.2A, the Founders shall be entitled to control and select counsel (which counsel shall not be unreasonably objected to by Parent) for such defense by delivering written notice within thirty (30) calendar days after receiving the Parent Indemnified Party’s notice of claim to such Parent Indemnified Party of their intent to do so. If the Founders do not so elect to defend such Third-Party Claim or fail to diligently prosecute the defense of such Third-Party Claim, the Parent Indemnified Party shall have the right to control and select counsel (which counsel shall not be unreasonably objected to by the Founders) for such defense and, subject to the limitations in this Article VIII, seek indemnification for any and all Losses based upon or arising from such Third-Party Claim. Notwithstanding the foregoing, it is understood and agreed that (i) Parent shall control and select counsel (which counsel shall not be unreasonably objected to by the Founders) in respect of the matter set forth in Section 2 of Schedule 8.2, and, for the avoidance of doubt, the fees and expenses of such counsel incurred by any Parent Indemnified Party shall be Losses and subject to indemnity to the extent provided therein and (ii) Parent shall control and select counsel (which counsel shall not be unreasonably objected to by the Founders) in respect of the matters set forth in Schedule 8.2A as provided in Schedule 8.2A and the fees and expenses of such counsel incurred by any Parent Indemnified Party shall be Losses and subject to indemnity to the extent provided therein.

(c) If the Founders assume the control of the defense of any Third-Party Claim, (i) the Founders shall obtain the prior written consent of the Parent Indemnified Party before entering into any settlement of such Third-Party Claim, which consent shall not be unreasonably withheld, delayed or conditioned, if the settlement does not release each applicable Parent Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim, the settlement admits culpability on the part of any Parent Indemnified Party or the settlement imposes injunctive or other equitable relief against a Parent Indemnified Party or would reasonably be expected to adversely affect the ongoing business or operations of the Parent Indemnified Parties in any material respect and (ii) the Parent Indemnified Party shall be entitled to participate in (but not control) the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, provided, that the fees and expenses of such separate counsel shall be paid by the Parent Indemnified Party, except as provided below. The Parent Indemnified Party and the Founders shall reasonably cooperate, and the Parent

Indemnified Party shall cause its Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may reasonably be requested in connection therewith. Notwithstanding an election by the Founders to assume the defense of such action or proceeding, the Parent Indemnified Party shall have the right to employ separate counsel and to participate in, but not control, the defense of such action or proceeding. The Founders shall (subject to the other limitations herein) bear the reasonable fees, costs and expenses of one (1) firm of such separate counsel (in addition to one firm of local counsel for the requisite jurisdiction(s)) for the Parent Indemnified Parties if, but only if, (i) the Parent Indemnified Parties shall have been advised by counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Founders inappropriate or (ii) the Founders shall have authorized in writing the Parent Indemnified Parties to employ such counsel at the Founders’ expense. No Founder shall be liable to indemnify any Parent Indemnified Party for any settlement of any Third-Party Claim effected without its consent (which shall not be unreasonably withheld, conditioned or delayed).

(d) If any payment is made on a Third-Party Claim, the Founders shall be subrogated, to the extent of such payment, to all rights and remedies of the Parent Indemnified Parties to any insurance benefits or other claims of the Parent Indemnified Parties with respect to such Third-Party Claim and shall be entitled to pursue recovery against the applicable insurers or other persons in respect of such benefits or other claims.

8.6 Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated as an adjustment to the purchase price for all applicable Tax purposes, except as otherwise required by applicable Law.

8.7 Exclusive Remedy. Subject to Section 9.9, Parent acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy with respect to any and all claims for any breach of any covenant, agreement or obligation set forth in or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII; provided that the foregoing provision shall not apply to any claim involving any covenant, agreement or obligation set forth in Section 2.8 (including any directly related definitions, Schedules or Exhibits) or otherwise relating to the subject matter thereof. Notwithstanding the foregoing, the parties acknowledge and agree that the foregoing shall not limit any of Parent’s rights or remedies in the case of Fraud (it being agreed that each Founder shall only be responsible for its own respective Fraud and for fifty percent (50%) of any losses or damages resulting from any Fraud by the individuals listed in Section 9.1(a) of the Company Disclosure Schedule).

8.8 Calculation of Losses. The amount of any claims for Losses subject to indemnification by the Founders under this Article VIII shall be calculated net of any amounts recovered by the Parent Indemnified Parties under any third-party indemnities or insurance policies (less the documented out-of-pocket amount of the expenses payable to third parties reasonably incurred by the Parent Indemnified Parties in procuring such recovery, including the present value of any reasonably determined prospective increase in insurance premiums), and, with respect to claims for Losses subject to indemnification by the Founders under Section 8.2(a) only, Parent shall make or cause to be made all commercially reasonable claims for indemnification or insurance under such third-party indemnification provisions or insurance policies that may be applicable to the matter giving rise to the indemnification claim hereunder.

8.9 Mitigation. The Parent Indemnified Parties shall use commercially reasonable efforts to mitigate Losses hereunder after the date on which such Parent Indemnified Party becomes aware of an event, occurrence or action and that such event, occurrence or action would reasonably be expected to give rise to Losses recoverable under this Article VIII.

8.10 Offset. Any payment finally determined (time for appeal having expired) by a court of competent jurisdiction to be due from a Founder to a Parent Indemnified Party pursuant to this Article VIII that remains outstanding prior to the delivery of the Earn-Out Amount pursuant to Section 2.8 may, in such Parent Indemnified Party’s discretion, be satisfied in whole or in part, by offsetting such amount against the portion of the Earn-Out Amount payable to such Founder. The right to offset such amounts shall be in addition to other rights and remedies which the Parent Indemnified Party may have to recover such payment.

ARTICLE IX

GENERAL PROVISIONS

9.1 No Survival of Representations and Warranties.

(a) None of the representations and warranties of any party hereto contained in this Agreement or any of the other documents contemplated hereby (including any certificate to be delivered under Article VI) shall survive the Closing. Except as provided in Section 8.1, none of the covenants of any party hereto required to be performed by such party before the Closing shall survive the Closing and unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until they have been performed and satisfied. Notwithstanding anything to the contrary herein, nothing herein shall be deemed to apply to, or limit in any way, any party’s rights and remedies in the case of Fraud (it being agreed that each Founder shall only be responsible for its own respective Fraud and for fifty percent (50%) of any losses or damages resulting from any Fraud by the individuals listed in Section 9.1(a) of the Company Disclosure Schedule).

(b) Effective upon the Closing, to the fullest extent permitted by applicable Law, except with respect to (i) claims for Fraud (it being agreed that each Founder shall only be responsible for its own respective Fraud and for fifty percent (50%) of any losses or damages resulting from any Fraud by the individuals listed in Section 9.1(a) of the Company Disclosure Schedule), (ii) claims under this Agreement, the Employment Agreements, Restrictive Covenant Agreements and any other Contracts executed in connection with the transactions contemplated by this Agreement, (iii) claims arising under or in connection with agreements or contracts between or among Company Related Parties, on the one hand, and Releasers, on the other hand, in each case that are not required to be terminated pursuant to Section 5.8 or that are not disclosed in Section 3.19 of the Company Disclosure Schedule, (iv) any matter solely between a Company Related Party and any of its employees with respect to matters arising in connection with the management or operation of the businesses of the Company Related Parties that is unrelated to the transactions contemplated by this Agreement or (v) any matter arising in the ordinary course of business between a Releaser and a Company Related Party that is unrelated to the transactions contemplated by this Agreement or the ownership or operation of the Company and its subsidiaries, each of Parent, the Surviving Company and their subsidiaries (collectively, the “Releasers”) hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each Company Related Party from any and all liabilities and obligations to such Releasers arising out of the organization, management or operation of the business of the Company of any kind or nature whatsoever arising as of or prior to the Closing and, except to the extent contemplated by Article VIII, Section 9.1(a) or Section 9.9, relating to this Agreement (or any certificate delivered in connection herewith) or the transactions contemplated hereby or his, her or its ownership interest in the Company, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract or otherwise at law or in equity, and each of the Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any Company Related Party.

9.2 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto at any time solely by an instrument in writing signed on behalf of each of the parties hereto. The approval of the Merger by the Shareholders shall not restrict the ability of the board of directors of the Company to cause the Company to terminate this Agreement in accordance with Section 7.1, to cause the Company to enter into an amendment to this Agreement pursuant to this Section 9.2 or to the extent permitted under the WBCA or WLLCA (as applicable) or to waive compliance with any of the terms or conditions of this Agreement pursuant to Section 9.3.

9.3 Extension; Waiver. At any time prior to the Closing, as applicable, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained in this Agreement by any other party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if expressly set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when received if delivered personally, (b) on the next Business Day if sent by overnight courier for next Business Day delivery (providing proof of delivery), (c) in five (5) Business Days if sent by United States registered or certified mail, postage prepaid (return receipt requested) or (d) upon receipt of delivery conformation if sent by email to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that all notices, requests, claims, demands and other communications by, from or on behalf of the Shareholder Representative or the Founders under or relating to Section 2.8 or any directly related Schedule or Exhibit (including in respect of any “Acceleration Event,” “Good Reason” with respect to either of the Founders and other directly related matters set forth in Section 2.8) must be given by both overnight courier (as described in clause (b)) and email (as described in clause (d)) to each of the Head of U.S. Business and General Counsel of Parent at the addresses specified below (or at such other address as shall be specified by a notice from Parent to the Shareholder Representative), with a copy to Debevoise & Plimpton LLP, and must include a subject line that reasonably identifies the subject matter thereof:

(i) if to Parent or Merger Sub or, following the Closing, the Surviving Company (other than in connection with Section 2.8 or any directly related Schedule or Exhibit (including in respect of any “Acceleration Event,” “Good Reason” with respect to either of the Founders and other directly related matters set forth in Section 2.8)):

Prudential Financial, Inc.
751 Broad Street
Newark NJ 07102
Attention:	Senior Managing Director, Corporate Development
Chief M&A Counsel
Email:	[personal contact information redacted]
[personal contact information redacted]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	John M. Vasily
Jennifer L. Chu
Email:	jmvasily@debevoise.com
jlchu@debevoise.com

(ii) if to Parent or Merger Sub or, following the Closing, the Surviving Company in connection with Section 2.8 or any directly related Schedule or Exhibit (including in respect of any “Acceleration Event”, “Good Reason” with respect to either of the Founders and other directly related matters set forth in Section 2.8)):

Prudential Financial, Inc.
751 Broad Street
Newark NJ 07102
Attention:	Head of U.S. Business
General Counsel of Parent
Email:	[personal contact information redacted]
[personal contact information redacted]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP 919 Third Avenue
New York, New York 10022
Attention:	John M. Vasily
Jennifer L. Chu
Email:	jmvasily@debevoise.com
jlchu@debevoise.com

(iii) if to the Company, to:

Assurance IQ, Inc.
10500 NE 8th St., Suite 1450
Bellevue, WA 98004
Attention:	Gulliver Swenson
Email:	[personal contact information redacted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52[n]d Street
New York, New York 10019
Attention:	Nicholas G. Demmo
Email:	ngdemmo@wlrk.com

(iv) if to the Shareholder Representative, to:

Gulliver Swenson
10500 NE 8th St., Suite 1450
Bellevue, WA 98004
Email:	[personal contact information redacted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Nicholas G. Demmo
Email:	ngdemmo@wlrk.com

(v) if to the Founders, to:

Michael Rowell
10500 NE 8[t]h St., Suite 1450
Bellevue, WA 98004
Email: [personal contact information redacted]

Michael Paulus
10500 NE 8th St., Suite 1450
Bellevue, WA 98004
Email: [personal contact information redacted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Nicholas G. Demmo
Email:	ngdemmo@wlrk.com

9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.6 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, which the parties hereto agree shall terminate and be of no further force and effect as of the Closing, this Agreement and the documents and instruments referred to herein constitute the entire agreement between the parties, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies except (a) as provided in Section 5.4 (Directors’ and Officers’ Indemnification) and (b) that the Shareholders and their Affiliates shall be third-party beneficiaries of Article II, Section 4.13 (Non-Reliance), Section 7.2 (Effect of Termination) and this Article IX (General Provisions). For the avoidance of doubt, the Shareholder Representative and the Shareholders shall have the right to enforce Article II.

9.7 Governing Law. This Agreement shall be exclusively governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof; provided, however, that the Merger shall be governed by and subject to the terms and provisions of the WBCA or WLLCA, as applicable.

9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties and any such assignment without such consent shall be null and void and of no effect, except that Parent may assign its rights hereunder to a wholly owned Subsidiary of Parent (for so long as such Subsidiary remains wholly owned, and which assignment shall not release Parent from its obligations hereunder). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns.

9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.10 Jurisdiction.

(a) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby (other than disputes arising after the Closing, which shall be subject to Section 9.10(b) exclusively) exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

(b) Dispute Resolution. The following provisions shall apply solely with respect to any dispute arising after the Closing:

(i)

Any dispute, controversy or claim arising from, relating to, or in connection with this Agreement or the Parent Credit Facility, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, or the transactions contemplated thereby, shall be resolved by arbitration.

(ii)

Notwithstanding Section 9.7, the arbitration and the arbitration agreement set forth in this Section 9.10(b) shall be governed by Title 9 (Arbitration) of the United States Code. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, except as they may be modified herein. No expedited procedures shall apply unless mutually agreed in writing by the parties to the arbitration. The arbitration shall be seated in New York, New York.

(iii)

Unless otherwise agreed by the parties to the arbitration, the arbitration shall be conducted by three arbitrators. Each arbitrator shall be a former judge of the chancery or appellate courts of the State of Delaware.

(iv)

If more than one arbitration is begun under this Agreement or the Parent Credit Facility and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrator(s) selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrator(s).

(v)

Any decision or award rendered by the arbitrator(s) shall be final and binding on each of the parties, and judgment upon such decision or award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets. The parties agree that any ruling by the arbitrator(s) on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such.

(vi)

A request by a party to a court of competent jurisdiction for interim measures necessary to preserve the parties’ rights, including pre-arbitration injunctions or attachments, shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(vii)

The parties agree that any arbitration hereunder shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration, shall not be disclosed to any non-party except the arbitrator(s), the American Arbitration Association, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose such information to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision shall survive termination of this Agreement and of any arbitration brought pursuant to this Agreement.

For the avoidance of doubt, the parties agree that disputes related to the calculation of the Earn-Out Amount (but not disputes relating to the interpretation of legal (rather than financial) terms) shall be exclusively resolved by the Earn-Out Accounting Firm in accordance with the dispute resolution procedures expressly contemplated by Section 2.8(b).

9.11 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (c) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (d) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

9.13 Disclosure Schedules. All capitalized terms not defined in the Disclosure Schedules shall have the meanings ascribed to them in this Agreement. The representations, warranties, covenants and agreements of the Founders and the Company set forth in this Agreement are made and given subject to, and are qualified by, the Company Disclosure Schedule and the representations, warranties, covenants and agreements of Parent and Merger Sub set forth in this Agreement are made and given subject to, and are qualified by, the Parent Disclosure Schedule. Any disclosure set forth in one section or subsection of either Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection. The Disclosure Schedules may include brief descriptions or summaries of certain agreements and instruments. The descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described. No disclosure set forth in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment that such information (a) is required by the terms of this Agreement to be disclosed, (b) is material to the Company, the Company Subsidiary, Parent or Merger Sub, as applicable, or any other party, (c) has resulted in or would result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable or (d) is outside the ordinary course of business. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

9.14 Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, partners, officers, employees and Affiliates, that Wachtell, Lipton, Rosen & Katz may serve as counsel to each and any Shareholder and its Affiliates (individually and collectively, the “Shareholder Group”), on the one hand, and the Company and the Company Subsidiary, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the Merger and the other transactions contemplated hereby, Wachtell, Lipton, Rosen & Katz (or any successor) may serve as counsel to each and any member of the Shareholder Group or any director, partner, officer, employee or Affiliate of any member of the Shareholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto (including, but not limited to, the Surviving Company) hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any controlled Affiliate thereof to consent to waive any conflict of interest arising from such representation. Parent and Merger Sub agree that, as to all communications prior to the Closing among Wachtell, Lipton, Rosen & Katz, the Company and the Company Subsidiary, the Shareholders and their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Shareholders and their respective Affiliates, as applicable, and may be controlled by the Shareholders and their respective Affiliates and shall not pass to or be claimed by Parent, Merger Sub or the Surviving Company or the Company Subsidiary. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Surviving Company or the Company Subsidiary and a third party other than a party to this Agreement after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Wachtell, Lipton, Rosen & Katz to such third party; provided, however, that the Surviving Company may not have access to such confidential communications or waive such privilege without the prior written consent of the holders of a majority of the Shareholder Group. This Section 9.14 is for the benefit of the Shareholder Group and such persons are intended third-party beneficiaries of this Section 9.14.

9.15 Expenses. Except as may be otherwise provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, including for the avoidance of doubt, the Company, with respect to the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.

9.16 Shareholder Representative.

(a) By virtue of the adoption of this Agreement, and without any further action of any of the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients, Phantom Award Holders or the Company, Gulliver Swenson is hereby irrevocably nominated, constituted and appointed as the exclusive representative, agent and true and lawful attorney-in-fact of each of the Shareholders, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders (the “Shareholder Representative”), with full power of substitution by the Shareholders or, following the Closing, by the Founders (and, if so substituted, the Shareholder Representative and/or the Founders will promptly notify Parent of such substitution) to act in the name, place and stead of the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders with respect to this Agreement, as the same may be from time to time amended, and with respect to the transactions contemplated hereby; to act as “purchaser representative” (as defined in Rule 501(i) of Regulation D under the Securities Act) for any Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holder, Transaction Bonus Unit Recipient or Phantom Award Holder that is not an Accredited Investor; and to do or refrain from doing all such acts and things, and to execute all such documents (including any amendments to this Agreement and any requests, notices, waivers and consents), in each case as the Shareholder Representative shall deem necessary, appropriate or desirable in connection with this Agreement, any agreements contemplated by this Agreement or any of the transactions contemplated hereby or thereby; and to enforce and protect (or refrain from enforcing) the rights and interests of the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders (including by asserting or defending any claim, consenting to, compromising or settling any such claim or conducting any negotiation regarding any such claim) arising out of or under or in any manner relating to this Agreement, any agreements contemplated by this Agreement or any of the transactions contemplated hereby or thereby.

(b) All decisions, actions (or failures to take an action or omissions of an action), notices, instructions and communications of the Shareholder Representative shall be final, binding and conclusive on the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders and may be relied upon by Parent, Merger Sub and their Affiliates as the decisions, actions (or failures to take an action or omissions of an action), notices, instructions and communications of the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders. The Shareholder Representative and each Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holder, Transaction Bonus Unit Recipient and Phantom Award Holder shall be entitled to disregard any notices or communications given or made by any Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holder, Transaction Bonus Unit Recipient and Phantom Award Holder not given or made through the Shareholder Representative. The Shareholder Representative shall not be liable to any of the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders for any act done or omitted by the Shareholder Representative in good faith pursuant to this Agreement or any agreement ancillary hereto or any mistake of fact or Law unless caused by the Shareholder Representative’s knowing and material willful misconduct in the performance of its duties under this Agreement. The Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders will indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the knowing and material willful misconduct of the Shareholder Representative, the Shareholder Representative will reimburse the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders the amount of such indemnified Representative Loss to the extent attributable to such knowing and material willful misconduct. If not paid directly to the Shareholder Representative by the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders, any such Representative Losses may be recovered by the Shareholder Representative from the Shareholder Representative Expense Amount; provided, that while this Section 9.16(b) allows the Shareholder Representative to be paid from the aforementioned source, this does not relieve the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance any of his own funds on behalf of the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholder Representative under this Section 9.16. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholder Representative or the termination of this Agreement. In taking any action or refraining from taking any action whatsoever the Shareholder Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Shareholder Representative may consult with counsel in connection with its duties and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. Parent, Merger Sub and their respective Affiliates shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Shareholder Representative.

(c) The Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders will not receive any interest or earnings on the Shareholder Representative Expense Amount and irrevocably transfer and assign to the Shareholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholder Representative will not be liable for any loss of principal of the Shareholder Representative Expense Amount other than as a result of its knowing and material willful misconduct. The Shareholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The

Shareholder Representative Expense Amount shall be retained by the Shareholder Representative for such time as the Shareholder Representative shall determine in his sole discretion. Any amounts from the Shareholder Representative Expense Amount that remain unused through the date determined by the Shareholder Representative pursuant to the preceding sentence shall be distributed to the Shareholders in accordance with their ownership interests in the Company and entitlement to consideration in accordance with the terms of this Agreement. For tax purposes, the Shareholder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Shareholders, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders at the time of Closing.

(d) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holder, Transaction Bonus Unit Recipient and Phantom Award Holder and (ii) shall survive the consummation of the transactions contemplated hereby.

(e) Any Action against Parent or any of its subsidiaries that is brought by or on behalf of a Shareholder, including, for the avoidance of doubt, each holder of unvested Restricted Shares, Option Holder, Transaction Bonus Unit Recipient or Phantom Award Holder, either individually or as a group, with respect to this Agreement or the transactions contemplated by this Agreement may be brought only by the Shareholder Representative and/or either Founder.

9.17 Certain Definitions. For purposes of this Agreement:

“Acceleration Event” has the meaning given to such term in Schedule 2.8.

“Accredited Investor” shall have the meaning given to such term under Rule 501 of Regulation D under the Securities Act.

“Action” means any judicial, administrative or arbitral actions, claims, suits, demands, inquiries, investigations or proceedings (public or private) by or before a Governmental Entity at law or in equity.

“Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person; provided, that such person shall be deemed an Affiliate for only so long as such control exists and, for purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Cash Merger Consideration” means an amount equal to (a) $1,880,000,000, minus (b) Transaction Related Expenses, minus (c) the Shareholder Representative Expense Amount, plus (d) the Aggregate Exercise Price, minus (f) Leakage.

“Aggregate Exercise Price” means the sum of the exercise prices, Phantom Exercise Prices and Deemed Exercise Prices of all outstanding Options, Phantom Share Awards and Transaction Bonus Units (excluding Options and Phantom Share Awards with an exercise price or Phantom Exercise Price, as applicable, that exceeds the sum of the Per Share Cash Merger Consideration and the Dollar Value of Per Share Stock Merger Consideration).

“Aggregate Stock Consideration Value” means $470,000,000.

“Aggregate Stock Merger Consideration” means the number of shares of Parent Common Stock equal to the Aggregate Stock Consideration Value divided by (b) the Parent Stock VWAP.

“Annual EBITDA Amount” means, with respect to any Fiscal Year, an amount equal to net income (loss), plus interest expense, plus other expenses in respect of taxes, plus depreciation and amortization expense (as such terms are used in the audited Financial Statements for the year ended December 31, 2018), in each case, of the Surviving Company and its subsidiaries in such Fiscal Year and calculated on a consolidated basis and in accordance with GAAP as in effect as of December 31, 2018 applied in a manner consistent with the accounting principles, policies, procedures, assumptions, categorizations, definitions, methods and practices (including in respect of the exercise of management judgment) adopted in the audited Financial Statements for the year ended December 31, 2018.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, Council Regulation 139/2004 of the European Union and all Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Bad Leaver” has the meaning given to such term in Schedule 2.8.

“Bad Recipient” has the meaning given to such term in Schedule 2.8.

“Business Day” means a day, other than Saturday or Sunday, on which banks generally are open for the transaction of business in Bellevue, Washington and New York, New York.

“Business Plan” means the business plan attached hereto as Exhibit I.

“Cash-Out Option Conditions” shall mean (i) the execution and delivery by the holder of a Vested Option of an Option Cash-out Election and Cancellation Agreement in the form of Exhibit J hereto and (ii) unless waived by Parent, the holder of the Vested Option is a Confirmed Accredited Investor.

“Cause” has the meaning given to such term in Schedule 2.8.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of Common Stock.

“Company Equity Awards” means the Options, Phantom Share Awards, Restricted Shares, Transaction Bonus Units and any rights to receive or obligation to grant an Option, Phantom Share Award, Restricted Shares, Transaction Bonus Unit or other equity security or equity-based right of the Company.

“Company Material Adverse Effect” means an effect, event, change, development, occurrence or circumstance that, individually or in the aggregate, is materially adverse to the business or results of operations or financial condition of the Company and the Company Subsidiary, taken together; provided, however, that no effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or would be reasonably expected to be, a Company Material Adverse Effect: (A) general operating, business or regulatory conditions in the industry in which the Company and the Company Subsidiary operate; (B) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (C) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature; (D) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (E) the execution, announcement or pendency or performance of this Agreement or the consummation of the transactions contemplated hereby (including any action taken or omitted to be taken by the Company or the Company Subsidiary at the written request or with the prior written consent of Parent or Merger Sub that the Company is not otherwise expressly obligated to take, or to omit from taking, pursuant to this Agreement), including the impact thereof on relationships, contractual or otherwise, with clients, customers, suppliers, distributors, partners, financing sources, employees and/or independent contractors (provided, however, that the exceptions in this clause (E) shall not apply to the Company’s representations and warranties in Section 3.3(a), Section 3.4 or Section 3.13(h) or, to the extent related thereto, Section 6.2(a)); (F) any change after the date hereof in applicable Laws or GAAP or other applicable accounting rules, or the interpretation thereof; (G) the fact that the prospective owner of the Company and the Company Subsidiary is Parent or any Affiliate of Parent; (H) any failure by the Company or the Company Subsidiary to meet any projections, forecasts or estimates (provided, however, that any effect, event, change, development, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (H)); provided, that in the case of clauses (A), (B), (C), (D) and (F) any such development, effect, event, change, occurrence or circumstance may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such development, effect, event, change, occurrence or circumstance adversely affects the Company and the Company Subsidiary, taken as a whole, in a disproportionate manner relative to the other participants in the industries in which the Company and the Company Subsidiary operate.

“Company Related Parties” means the Company and its subsidiaries and their respective Affiliates (including the Shareholders) and any of their respective former, current or future general or limited partners, shareholders, equity holders, members, managers, directors, officers, employees, agents and Affiliates.

“Company Stock Plan” means the Assurance IQ, Inc. 2016 Stock Incentive Plan.

“Competing Business” has the meaning given to such term in Schedule 2.8.

“Confidentiality Agreement” means that certain letter agreement, dated May 9, 2019, between the Company and Parent.

“Confirmed Accredited Investor” means a Shareholder or Option Holder (a) who has completed after the date of execution of this Agreement the Letter of Transmittal or such other documents reasonably requested by Parent, confirming its status as an Accredited Investor, and which Letter of Transmittal or such other documents reasonably requested by Parent has been delivered to Paying Agent and Parent and (b) as to which no information has come to the attention of Parent that would reasonably cause Parent to believe that such Shareholder or Option Holder is not an Accredited Investor prior to the date of payment of the Per Share Closing Merger Consideration or Per Share Earn-Out Payment (as applicable) to such Shareholder or Option Holder.

“Contract” means any written or oral contract, commitment, agreement, arrangement, mortgage, lease or other agreement legally binding on any party.

“Deemed Exercise Price” means, with respect to each Transaction Bonus Unit, the “Deemed Exercise Price” as set forth on Section 5.5(e) of the Company Disclosure Schedule.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dollar Value of Per Share Stock Merger Consideration” means an amount equal to the Aggregate Stock Consideration Value divided by the number of Fully-Diluted Common Shares.

“Earn-Out Amount” means, subject to subsection 2.8(d)(iv) of Schedule 2.8:

(a)	if Variable Profits Achieved are less than or equal to $900,000,000, then zero;

(b)	if Variable Profits Achieved are greater than $1,300,000,000, then $1,150,000,000; and

(c)

if Variable Profits Achieved are greater than $900,000,000 and less than or equal to $1,300,000,000, then the product of (i) the quotient of (A) an amount equal to (1) Variable Profits Achieved minus (2) $900,000,000 divided by (B) $400,000,000 and (ii) $1,150,000,000;

provided that (x) twenty-five percent (25%) of the aggregate amount of any portion of the Earn-Out Amount that would be paid to a Bad Recipient in accordance with Section 2.8 but for his status as such shall be deemed to be deducted from the Earn-Out Amount and (y) the Earn-Out Amount shall be reduced by (1) (the absolute value of) the aggregate amount of any negative Annual EBITDA Amount(s) in respect of any Fiscal Year during the Earn-Out Period, other than any negative Annual EBITDA Amount to the extent resulting from Legal Losses (as defined in Exhibit F) and (2) any Transaction Related Expenses due in connection with the payment of any Earn-Out Amount (which shall be paid at the time of payment of the Earn-Out Amount in a manner consistent with Section 2.3(b)(iv)).

“Earn-Out Period” means January 1, 2020 through the earlier of December 31, 2022 or an Acceleration Event.

“Environmental Law” means any applicable Law as in effect on or prior to the Closing Date relating to pollution, the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Substances, human health or safety.

“Equity Holders” mean, collectively, Shareholders, Option Holders, Transaction Bonus Unit Recipients and Phantom Award Holders.

“ERISA Affiliate” means, with respect to any person, any trade or business, whether or not incorporated, which, together with such person, is treated as a single employer under Section 414 of the Code.

“Exercise Price” means, with respect to each issued and outstanding Option, the exercise price per Common Share previously subject to such Option.

“Fiscal Year” means each of the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022.

“Fraud” means intentional common law fraud committed by the applicable Founder or the individuals listed in Section 9.1(a) of the Company Disclosure Schedule with respect to the representations and warranties of the Founders or the Company contained in this Agreement (including, for the avoidance of doubt, the certificate delivered pursuant to Section 6.2(c)) and not with respect to any other matters.

“Fully-Diluted Common Shares” means the sum of (a) the total number of Common Shares, (b) the total number of Common Shares issuable upon exercise of Options, (c) the total number of Common Shares subject to Phantom Share Agreements and (d) the total number of Transaction Bonus Units; provided that, from and after the Pre-Closing Restructuring, each reference to the number of Common Shares shall be deemed to refer to the equal number of Membership Interests into which Common Shares of the Company shall have been converted in connection with the Pre-Closing Restructuring.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Good Leaver” has the meaning given to such term in Schedule 2.8.

“Good Reason” has the meaning given to such term in Schedule 2.8.

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Entity.

“Governmental Entity” means any federal, state or local court, tribunal, arbitral body, government commission, department, board, bureau, administrative or regulatory agency or commission or other governmental authority or instrumentality or self-regulatory body, domestic or foreign (including multi-national).

“Hazardous Substances” means any and all pollutants, contaminants or wastes and any and all other materials or substances that are regulated, or that could result in the imposition of liability, under any applicable Environmental Laws, including petroleum, asbestos, toxic mold and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means the following liabilities and obligations of the Company and the Company Subsidiary on a consolidated basis and without duplication: (a) any indebtedness (and any pay-in-kind or deferred interest and any prepayment premiums with respect thereto) for money borrowed or advanced, including commissions advanced pursuant to the Master Commission Advance Agreement, dated July 21, 2016, by and between the Company and Health Plan Intermediaries Holdings, LLC, or evidenced by notes, bonds, indentures, debentures or other instruments (including any loan by a Founder to the Company) and any interest or premium accrued thereon which premium is due and payable, (b) any obligations under leases required to be capitalized in accordance with GAAP, (c) any obligations for the reimbursement of any obligor evidenced by any letter of credit, banker’s acceptance or similar credit transaction (solely to the extent drawn and not paid), (d) any obligations in respect of deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business), (e) accrued but unpaid interest, prepayment penalties, breakage costs and related fees and other liabilities associated with any obligation described in clauses (a)-(d) above and (f) any obligations of the type described in clauses (a)-(e) above for the payment of which the Company or the Company Subsidiary is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Information Privacy and Security Laws” means all applicable foreign or domestic (federal, state or local) Laws concerning the privacy, security, collection, use, sharing, transfer, storing, confidentiality, breach, processing and/or cross border transfer of Personal Information, and all rules and regulations promulgated thereunder, including but not limited to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology for Economic and Clinical Health Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, social security number protection Laws, data breach notification Laws, Laws relating to medical records, medical or health information privacy or security or electronic health information exchange, and the General Data Protection Regulation.

“Intellectual Property” means all intellectual property rights existing anywhere in the world including all (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (iv) Software, (v) trade secrets, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases and proprietary customer data, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued patents or patent applications that have been published (collectively, “Trade Secrets”), (vi) social media usernames and (vii) all other intellectual property rights.

“Key Employees” shall mean the persons set forth on Section 9.17 of the Company Disclosure Schedule.

“Knowledge of the Company” and similar phrases mean the actual knowledge of Will Arora, Allison O’Hair Arzeno, John Lorge, Michael Paulus, Michael Rowell, Simba Rusike, Gulliver Swenson and Michael Westover.

“Law” means any domestic or foreign federal, state or local law, statute, code, ordinance, rule, regulation, Governmental Entity guidance (including the Medicare Communications and Marketing Guidelines, as amended) or Order of any Governmental Entity.

“Leakage” means, other than Permitted Payments, any of the following payments, liabilities or obligations arising after the Balance Sheet Date and not reflected on the Balance Sheet (whether paid, accrued or incurred), in each case provided that no such payment, liability or obligation shall be included in any calculation of aggregate Leakage more than once:

(a) any dividend payment or distribution (including with respect to Taxes) declared, paid or made by the Company or any of its subsidiaries to any of the Shareholders or their affiliates;

(b) any purchase, redemption or other acquisition, whether direct or indirect, of any equity interests of the Company or any of its subsidiaries or any rights, warrants or options to acquire such equity interests, including any purchase, redemption or acquisition permitted by Section 5.2(a)(ii), and any other payments in respect of or related to any Option, Restricted Share, Phantom Award, Transaction Bonus Unit or other equity security, including the employer’s portion of any employment Tax associated with any such payment or the vesting thereof;

(c) any payments made by the Company or any of its subsidiaries to any of the Shareholders in respect of any loan capital (including, for the avoidance of doubt, any loans to the Company by any of the Founders) or share capital or other securities of the Company being redeemed, purchased or repaid or any other return of capital;

(d) any payments in respect of the Shareholders made by the Company or any of its subsidiaries pursuant to, or assumption by the Company or any of its subsidiaries on behalf of or for the benefit of any of the Shareholders of, a guarantee or other security or quasi-security arrangement in connection with any Indebtedness or other liabilities of any of the Shareholders;

(e) any management or service or similar fees paid or payable by the Company or any of its subsidiaries to any Shareholder or any Affiliate of a Shareholder;

(f) the waiver by the Company or any of its subsidiaries of any amount owed to it by any of the Shareholders;

(g) transferring any assets, rights or benefits of the Company or any of its subsidiaries to any Shareholder;

(h) any transaction-based compensation payments and other compensatory payments by the Company or any Company subsidiary to any director, officer or employee of the Company, any Company subsidiary, Shareholder or their Affiliates in connection with or as a direct or indirect result of the consummation of the transactions contemplated in this Agreement, and the employer portion of any payroll Taxes required to be paid in connection therewith, including without limitation, any severance or similar post-employment payments or benefits to any such director, officer or employee; and

(i) the agreement or undertaking by the Company or any of its subsidiaries to do any of the matters set out in clauses (a) to (h) above.

“Liens” means all liens, charges, encumbrances, transfer restrictions, adverse rights or claims and security interests.

“Loss” or “Losses” means any liability, obligations, fines, penalties, losses, settlements, damages, claims, interest, awards and judgments, costs, Taxes and expenses (including reasonable attorneys’ fees and other reasonable costs and expenses of investigating or contesting any of the foregoing).

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Marketing Expenses” has the meaning given to such term in Exhibit F.

“New Holdco” has the meaning set forth on Schedule 5.11.

“Option” means an option to purchase Common Shares.

“Option Holder” means a holder of Options.

“Order” means any writ, judgment, order, decree, injunction, award or ruling of any Governmental Entity.

“Parent Common Stock” means the common stock, par value $.01 per share, of Parent.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Closing or to perform its obligations under this Agreement.

“Parent Restricted Unit” means an award that entitles the holder thereof to receive from Parent a Transaction Bonus Unit Payment or a Parent Award Payment, as applicable, pursuant to Article II.

“Parent Stock VWAP” means the average of the daily volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (or on the principal exchange on which the shares of Parent Common Stock are then traded) for each of the (a) fifteen (15) consecutive days on which the New York Stock Exchange (or such other exchange) is open for trading ending on the last such day immediately prior to the date hereof and (b) fifteen (15) consecutive days on which the New York Stock Exchange (or such other exchange) is open for trading beginning on the date hereof (in each case, as reported by the New York Stock Exchange or, if unavailable, by another authoritative source).

“Per Share Earn-Out Payment” means (a) with respect to each former Shareholder, each former holder of Vested Options, and each holder of Adjusted Parent Options, (i) an amount in cash equal to 25% of the Per Share Earn-Out Value and (ii) an aggregate number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient of 75% of the Per Share Earn-Out Value divided by the Parent Stock VWAP, or (b) with respect to each former holder of Vested Phantom Share Awards and each holder of Parent Restricted Units, an aggregate number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the quotient of 100% of the Per Share Earn-Out Value divided by the Parent Stock VWAP.

“Per Share Earn-Out Value” means (a) an amount equal to (i) the Earn-Out Amount minus (ii) the Retention Bonus Pool Amount divided by (b) the total number of Fully-Diluted Common Shares (with the number of Fully-Diluted Common Shares reduced by the Fully-Diluted Common Shares held by Bad Leavers or Bad Recipients, if applicable).

“Permits” means any licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities.

“Permitted Expansion Countries” means the countries set forth on Section 2.8(g) of the Company Disclosure Schedule.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way, covenants, conditions, exclusions, encumbrances and other similar matters, in each case with respect to real property, disclosed in policies of title insurance delivered or made available to Parent prior to the date hereof, (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith or for which the Company or the Company Subsidiary, as applicable, has established adequate reserves therefor in accordance with GAAP, (iii) mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or the amount or validity of which is being contested in good faith, (iv) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Entity, none of which materially and adversely impact the current use of the affected property, (v) Liens securing Indebtedness that is specifically disclosed in the Financial Statements, (vi) title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sublicensor’s interest under a capital or operating lease, sublease, license or sublicense, (vii) such other imperfections in title, charges, easements, rights of way, licenses, restrictions (including zoning), covenants, conditions, defects, exceptions and encumbrances that do not materially and adversely impact the value or current use and operation of the affected property, (viii) liens securing rental payments under capital or operating lease arrangements, (ix) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (x) any Liens reflected with specificity in the Financial Statements, (xi) Liens on goods or inventory, the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or the Company Subsidiary, which Lien arises under such documentary letter of credit or bankers’ acceptance (provided, that any such Lien is only the obligation of the Company or the Company Subsidiary), (xii) restrictions on transfers of securities under applicable securities Laws or under the Shareholders Agreement, (xiii) any other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and that, individually or in the aggregate, would not reasonably be expected to materially impair the value or the continued use and operation of the assets to which they relate and (xi) Liens securing the Loan Agreement dated November 30, 2018, by and between Bank of America, N.A. and the Company.

“Permitted Payments” means any of the following payments or transactions made between the Company or any of its subsidiaries, on the one hand, and, ultimately, any Shareholder or any of a Shareholder’s Affiliates (other than the Company or any of its subsidiaries), on the other hand:

(a) reimbursement of business expenses to the extent incurred pursuant to and in compliance with the policies and procedures of the Company or any of its subsidiaries in an amount consistent with past practice;

(b) ordinary course compensation or benefits; and

(c) items mutually agreed in writing by Parent and the Shareholder Representative.

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personal Information” means (i) any information that permits the identification of an individual (including when combined with other personal or identifying information linked to a specific individual) or (ii) any information that is regulated or protected by one or more Information Privacy and Security Laws. Personal Information includes, without limitation, Personal Information, Personally Identifiable Information or Sensitive Personal Information as such terms are defined by U.S. state breach notification Laws, Protected Health Information as defined at 45 C.F.R. § 160.103 and Personal Data as defined by the General Data Protection Regulation.

“Phantom Exercise Price” means the value of a Common Share as of the Effective Date (as defined in the applicable Phantom Share Agreement) as set forth in the applicable Phantom Share Agreement.

“Phantom Share Agreement” means a phantom share agreement by and among the Company and a Phantom Award Holder, each of which is in the form made available to Parent in Folder 05.03.03.02 of the on-line data room hosted on behalf of the Company.

“Phantom Share Award” means an award of a right to a payment under a Phantom Share Agreement with a Phantom Award Holder.

“Producer” means any producer, broker, agent, distributor or other person responsible for the marketing, production or distribution of insurance products engaged by the Company.

“Registered Products” means any product that is a security that is registered under applicable federal or state securities laws or that is unregistered due to applicable exemptions under such laws, including any variable annuity, variable life insurance or other annuity product, other than fixed annuities.

“Representatives” means, as to any person, its officers, directors, employees, legal counsel, accountants, financial advisors, financing sources, consultants and other agents and advisors.

“Restricted Share” means a Common Share that is subject to vesting or forfeiture provisions.

“Retention Bonus Pool Amount” has the meaning given to such term in Schedule 2.8.

“Sales Commissions” has the meaning given to such term in Exhibit F.

“Sales Guide Expenses” has the meaning given to such term in Exhibit F.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” means all holders of Common Shares issued and outstanding as of immediately prior to the Effective Time.

“Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement, dated as of April 2017, by and among the Company and the holders of the Common Shares.

“Software” means all computer software (in object code or source code format), including but not limited to application software (including mobile digital applications) and system software, in any and all forms and media.

“subsidiary” when used with respect to any person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned by such person or by any one or more of its subsidiaries.

“Tax” or “Taxes” means all taxes, including those measured by or referred to as federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, accumulated earnings, alternative or add-on minimum, personal holding company, capital stock, ad valorem, occupancy, workers’ compensation, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

“Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

“Taxing Authority” means any Governmental Entity responsible for the administration, assessment, determination, collection or imposition of any Tax.

“Total Revenues” has the meaning given to such term in Exhibit F.

“Transaction Bonus Unit Recipient” means a recipient of Transaction Bonus Units.

“Transaction Bonus Units” means the Transaction Bonus Units of the Company granted or to be granted to the Transaction Bonus Unit Recipients, which represent Options or Phantom Share Awards promised to such persons in their employment agreements, offer letters or otherwise, but not actually issued to such persons, in each case as listed in Section 5.5(e) of the Company Disclosure Schedule.

“Transaction Related Expenses” means, without duplication, (a) all fees, expenses, payments and expenditures (including all legal, accounting, consulting, financial advisory and other fees) incurred by or on behalf of the Company or any of its subsidiaries in connection with the Merger, the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and whether or not incurred, billed or accrued, (b) change in control payments, severance payments, termination payments, retention payments, incentive payments, bonus payments, stay payments or other amounts or benefits that become payable or due to any current or former director, officer, employee, independent contractor, consultant or other service provider of the Company or its subsidiaries as a result of or in connection with the consummation of the transactions contemplated by this Agreement, including the employer’s portion of any employment Tax thereon and (c) the employer’s portion of any employment Tax associated with any payments pursuant to Section 2.4.

“Transfer Restrictions” means that a holder of Parent Common Stock shall not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, encumber, pledge, hypothecate, or otherwise transfer or dispose of, directly or indirectly, any such Parent Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by such holder, (b) enter into any hedge, swap, put, call, short sale, derivative or other arrangement with respect to the Parent Common Stock or (c) enter into any hedge, swap, put, call, short sale, derivative or other arrangement in any securities of any issuer in the life insurance industry or any index or basket of securities 10% or more of which consists of issuers in the life insurance industry or 5% or more of which consists of Parent’s securities, whether any such transaction described in clause (a), (b) or (c) above is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise.

“Treasury Regulation” means the income tax regulations promulgated by the U.S. Internal Revenue Service, Department of Treasury, pursuant to the Code.

“Unvested Option” means any Option that is not a Vested Option.

“Unvested Phantom Share Award” means any Phantom Share Award that is not a Vested Phantom Share Award.

“Unvested Transaction Bonus Unit” means any Transaction Bonus Unit that is not a Vested Transaction Bonus Unit.

“Variable Profits” has the meaning given to such term in Exhibit F.

“Variable Profits Achieved” means the sum of the Variable Profits for each Fiscal Year in the Earn-Out Period.

“Vested Option” means any Option that is vested under the terms of any Contract between the holder of such Option and the Company (including the Company Stock Plan) as of immediately prior to the Effective Time (including any Option or portion thereof the vesting of which accelerates in connection with the Merger to the extent permitted by this Agreement).

“Vested Phantom Share Award” means any Phantom Share Award that is vested under the terms of any Contract between the holder of such Phantom Share Award and the Company (including a Phantom Share Agreement and the Company Stock Plan) as of

immediately prior to the Effective Time (including any Phantom Share Award or portion thereof the vesting of which accelerates in connection with the Merger to the extent permitted by this Agreement).

“Vested Transaction Bonus Unit” means any Transaction Bonus Unit that is outstanding as of the Effective Time and becomes vested at the Effective Time by the terms of the Transaction Bonus Unit Agreement pursuant to which such Transaction Bonus Unit was granted. A Transaction Bonus Unit shall not be a Vested Transaction Bonus Unit if a duly executed Transaction Bonus Unit Agreement in respect of such Transaction Bonus Unit has not been delivered to the Company at least three (3) Business Days prior to the Closing Date.

9.18 Interpretation. A reference made in this Agreement to an Article, Section, Exhibit or Schedule shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect of the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall be deemed to mean “and/or”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The phrase “made available”, when used in reference to anything made available to Parent, Merger Sub or their Representatives, shall be deemed to mean uploaded to and made available to Parent, Merger Sub and their Representatives in the on-line data room hosted on behalf of the Company at least two (2) calendar day prior to the date hereof. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Parent:

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Bernard J. Jacob
Name:	Bernard J. Jacob
Title:	Senior Vice President

Merger Sub:

RAIN MERGER SUB, LLC

By:	/s/ Bernard J. Jacob
Name:	Bernard J. Jacob
Title:	Director

Company:

ASSURANCE IQ, INC.

By:	/s/ Michael Rowell
Name:	Michael Rowell
Title:	Chief Executive Officer

Shareholder Representative (solely for the purposes of Article II and Sections 5.6 and 9.16):

GULLIVER SWENSON

By:	/s/ Gulliver Swenson
Name:	Gulliver Swenson
Title:	Chief Legal Officer
Shareholder Representative

[Signature Page to Merger Agreement]

Founders (solely for purposes of Articles III and VIII and Sections 2.1(f), 2.4(b), 2.7, 2.8, 5.3(g), 5.6(e), 5.8, 5.9, 5.11 and 5.12):

Michael Rowell

By:	/s/ Michael Rowell
Name:	Michael Rowell

Michael Paulus

By:	/s/ Michael Paulus
Name:	Michael Paulus

[Signature Page to Merger Agreement]